EXHIBIT 10.42

Certain identified information has been excluded from this exhibit because such information both (i) is not material and (ii) would likely cause competitive harm if publicly disclosed. Excluded information is indicated with brackets and asterisks.

Royalty Purchase Agreement
Between
REGENXBIO Inc., as Seller
the entities set forth on Schedule 1.1 HERETO, as Purchaser, and

HCR COLLATERAL MANAGEMENT LLC, as Purchaser Representative
Dated as of December 22, 2020

List of Exhibits

ASeller’s Wire Transfer Instructions

BPurchaser’s Wire Transfer Instructions

CSchedule of Exceptions to Seller’s Representations and Warranties

DForm of Bill of Sale and Assignment

EForm of Licensee Instruction Letter

F-1Form of Base Escrow Agreement

F-2Form of Escrow Client Addendum

GForm of Assignment Agreement

List of Schedules

1.1 Purchaser Entities

1.2 Sample Calculation of Royalty Payment and Royalty Deductions

4.9(a) License Agreement; Royalty Reports; Material Notices

4.10(a) GSK Agreement; Reports; Material Notices

4.12(a) Listed Patents

4.12(g) Certain Legal Opinions

4.13(a) Penn Agreement; Reports; Material Notices

8.5 Assignment

Index of Defined Terms

Affiliate	1
Agreement	1
Applicable Multiple	1
Applicable Survival Date	40
Applicable Withholding Certificate	2
Assumed Liabilities and Obligations	9
Base Escrow Agreement	2
Bill of Sale and Assignment	2
Business Day	2
Call Closing Date	10
Call Notice	10
Call Option	10
Call Price	2
Cap Amount	40
Closing	10
Closing Date	10
Competitor	3
Confidential Information	29
Confidentiality Agreement	31
Consent	3
Contract	3
Control	3
Escrow Agent	3
Escrow Agreement	3
Escrow Client Addendum	3
Excluded Assets	3
Excluded Liabilities and Obligations	9
Financing Statements	9
First Amendment	1
Governmental Entity	4
GSK	4
GSK Agreement	4
Indemnified Party	37
Indemnifying Party	38
Judgment	4
Knowledge	4
Knowledge of Seller	4
Law	4
License Agreement	1
Licensee	1
Licensee Instruction Letter	11
Listed Patents	17
Losses	4
Lost Profits	4
Modification	25
Non-Warranting Parties	43
Penn	4
Penn Agreement	4
Person	5
Proceeds	5
Purchase Price	8
Purchased Receivables	5
Purchased Royalty Period	5
Purchaser	1
Purchaser Indemnified Party	37
Purchaser Material Adverse Effect	5
Purchaser Representative	46
Q3 2020 Royalty Adjustment	10
Receivables	5
Recharacterization	10
Relevant Obligations	29
Representatives	5
Required Royalty Party	5
Responsible Employee of Seller	5
Retained Receivables	6
Royalty Deductions	6
Royalty Payment	6
Royalty Reports	6
Seller	1
Seller Indemnified Party	38
Seller IP Assets	6
Seller Material Adverse Effect	6
Seller Obligation	23
Specified Press Release	31
Subsidiary	6
Termination Date	45
Third Party Claim	38
Third Party Infringement Claim	35
Threshold Amount	7
Threshold Date	7
Total Net Amount	7
Transaction Documents	7
Zolgensma	7

v

Royalty Purchase Agreement, dated as of December 22, 2020 (this “Agreement”), between REGENXBIO Inc., a Delaware corporation, as Seller (“Seller”), the entities set forth on Schedule 1.1, as Purchaser (collectively, “Purchaser”), and, solely in its capacity as representative of the Purchaser, HCR COLLATERAL MANAGEMENT LLC, a Delaware limited liability company (“HCR Agent”).

Introduction

Seller is a party to that certain License Agreement, dated March 21, 2014, between Seller and AveXis, Inc. (formerly known as BioLife Cell Bank, Inc.) (the “Licensee”), as amended and otherwise modified by that certain First Amendment to License Agreement, dated as of January 8, 2018, between Seller and the Licensee (the “First Amendment”) (as so amended and otherwise modified, and as may be further amended, amended and restated, supplemented or otherwise modified from time to time, the “License Agreement”).

Seller desires to sell, transfer, assign and convey to Purchaser, and Purchaser desires to purchase, acquire and accept from Seller, all of Seller’s right, title and interest in and to the Purchased Receivables (as defined below), for the consideration and on the terms and subject to the conditions set forth in this Agreement.

In consideration of the representations, warranties, covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Seller and Purchaser hereby agree as follows:

Article I

Definitions; Interpretation

Section 1.1Definitions.  As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, such Person. For clarity, any reference to “Affiliates” of Licensee as of the date hereof shall include Novartis AG.

“Applicable Multiple” means, for each applicable time period specified below, the factor set forth below:

Time Period	Multiple
From the Closing Date through November 7, 2024	1.30
If the Threshold Date has not occurred on or before November 7, 2024, from November 8, 2024 through to the end of the Purchased Royalty Period	1.50

“Applicable Withholding Certificate” means, with respect to each Tax Purchaser and Purchaser Representative a valid, true and properly executed IRS Form W-9 (or any applicable successor form) stating the taxpayer identification number of such Tax Purchaser or Purchaser Representative, as applicable, and certifying under penalties of perjury that such Tax Purchaser or Purchaser Representative, as applicable, is a “United States Person” (within the meaning of Section 7701(a)(30) of the Code) and is exempt from United States federal backup withholding.

“Base Escrow Agreement” means that certain Master Escrow Agreement, substantially in the form of Exhibit F-1 attached hereto with such changes as may be agreed pursuant to Section 3.6, entered into by Purchaser and the Escrow Agent on or following the date hereof.

“Bill of Sale and Assignment” means that certain bill of sale and assignment, substantially in the form of Exhibit D attached hereto, entered into by Seller and Purchaser as of the date hereof.

“Business Day” means any day other than (a) a Saturday or Sunday or (b) a day on which banking institutions located in New York, New York are permitted or required by applicable Law to remain closed.

“Call Price” means, as of any date (a) the product of (i) the Purchase Price and (ii) 1.50 minus (b) the Total Net Amount; provided, however, that solely for the purpose of determining the Call Price with respect to a Call Notice delivered on or before November 7, 2024, in the event that the then applicable Threshold Amount minus the Total Net Amount is less than $1,000,000, the Call Price shall equal such difference.1

[1]	Illustrative calculations of the Call Price as of November 7, 2024:

(A) Total Net Amount as of November 7, 2024 is $259,500,000. The then applicable Threshold Amount ($260,000,000) minus the Total Net Amount ($259,500,000) equals $500,000.  Therefore, the Call Price equals $500,000.

(B) Total Net Amount as of November 7, 2024 is $258,500,000.  The then applicable Threshold Amount ($260,000,000) minus the Total Net Amount ($258,500,000) equals $1,500,000. Because the difference is greater than
$1,000,000, the Call Price is $41,500,000 ($300,000,000 (1.50 * Purchase Price) minus the Total Net Amount ($258,500,000)).

For the avoidance of doubt, the reduction in the Call Price in the foregoing proviso shall only apply and be available to Seller with respect to a Call Notice delivered on or before November 7, 2024, and, for a Call Notice delivered on any subsequent date, the Call Price shall equal (a) the product of (i) the Purchase Price and (ii) 1.50 minus (b) the Total Net Amount.

“Code” means the United States Internal Revenue Code of 1986.

“Competitor” has the meaning set forth on Schedule 8.5.

“Connection Tax” means any Tax to the extent that it would not be imposed but for (i) any connection of Purchaser with the jurisdiction of the applicable taxing authority (other than a connection arising solely from this Agreement or any transaction contemplated thereby) or (ii) any failure of Purchaser to provide any applicable documentation that is reasonably requested by the applicable withholding agent and that Purchaser is legally eligible to provide.

“Consent” means any consent, approval, license, permit, order, authorization, registration, filing or notice.

“Contract” means any contract, license, indenture, instrument or agreement.

“Control” and its derivatives mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or other voting interests, by contract or otherwise.

“Escrow Agent” means Citizens Bank, N.A., as escrow agent.

“Escrow Agreement” means the Base Escrow Agreement, as supplemented by the Escrow Client Addendum.

“Escrow Client Addendum” means that certain Client Addendum, substantially in the form of Exhibit F-2 attached hereto with such changes as may be agreed pursuant to Section 3.6, entered into by Seller, Purchaser and the Escrow Agent on or following the date hereof

“Excluded Assets” means collectively:

(a)the Seller IP Assets;

(b)the Retained Rights;

(c)any and all Royalty Payments to the extent attributable to Net Sales of Zolgensma sold prior to July 1, 2020;

(d)any and all royalty payments payable by the Licensee pursuant to the License Agreement other than the portion of the Royalty Payments that constitute Purchased Receivables;

(e)any and all reimbursements, milestone payments, fees (including sublicense fees), indemnification, damages, awards, settlement payments or any other payments,

compensation or consideration of any kind pursuant to (i) Section 3.1, Section 3.2, Section 3.3, Section 3.5, Section 3.8 and Section 8.4 of the License Agreement and (ii) Section 1 of the First Amendment;

(f)the Retained Receivables; and

(g)any and all other rights of Seller to payment, compensation or consideration under or in respect of the License Agreement (other than (i) the Purchased Receivables, (ii) Proceeds payable to Seller in respect of unpaid Purchased Receivables and (iii) Proceeds payable to Seller as a result of actions taken by Seller in accordance with Sections 6.6 and 6.14 hereof that are to be shared with Purchaser in accordance with such Sections).

“Governmental Entity” means any government, regulatory or administrative agency or commission, or other governmental agency, authority, instrumentality or body, whether foreign, federal, state or local, including any applicable patent office, the United States Food and Drug Administration, the European Medicines Agency, the United States National Institutes of Health, or any other governmental authority in any country.

“GSK” means SmithKline Beecham Corporation, a Pennsylvania corporation doing business as GlaxoSmithKline.

“GSK Agreement” means the License Agreement, dated as of March 6, 2009, as amended on April 15, 2009, by and between Seller and GSK, and as may be further amended, amended and restated, supplemented or otherwise modified from time to time.

“Judgment” means any judgment, order, injunction or decree.

“Knowledge of Seller” or “Knowledge,” when used with respect to Seller, means the actual knowledge of [****].

“Law” means any law, statute, rule, regulation, code, ordinance, treaty or order, whether domestic or foreign, and all applicable requirements, official directives, rules, consents, approvals and authorizations issued or promulgated by any Governmental Entity.

“Losses” means any and all losses, liabilities, expenses (including reasonable investigation costs and reasonable attorneys’ fees and expenses in connection with any third party action, suit or proceeding) and damages, including for the avoidance of doubt, Lost Profits.

“Lost Profits” means all damages and losses in respect of the loss of expected returns due to the loss of Purchased Receivables due from Licensee, but excluding, for the avoidance of doubt, lost opportunity costs resulting from this investment being made.

“Penn” means The Trustees of the University of Pennsylvania.

“Penn Agreement” means the License Agreement, effective on February 24, 2009, as amended on March 6, 2009, September 9, 2014, April 29, 2016, April 4, 2019 and September 11, 2020, between Seller and Penn, and as may be further amended, amended and restated, supplemented or otherwise modified from time to time.

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, association, unincorporated organization, Governmental Entity or other entity or organization.

“Proceeds” means any amounts actually received by Seller from a Person (other than Purchaser or Purchaser Representative) as a result of any settlement or resolution of any actions, suits, proceedings, claims or disputes related to, and to the extent involving, the Receivables, except for any such amounts (a) that are required to be paid to the Licensee under Section 7.2.5 or the ReGenX Licensors under Section 7.2.6, in each case, of the License Agreement or (b) that are otherwise used to reimburse or indemnify the Licensee or the ReGenX Licensors for costs, expenses, legal fees or other fees relating to such actions, suits, proceedings, claims or disputes.

“Purchased Receivables” means, during the Purchased Royalty Period, 100% of all Receivables, it being understood and agreed that (i) once the Threshold Date or the Call Closing Date has occurred, Purchaser shall have no further interest in the Receivables and 100% of the Receivables shall constitute Retained Receivables and (ii) the portion of the Total Net Amount that exceeds the Threshold Amount shall belong to Seller and shall constitute Retained Receivables.

“Purchased Royalty Period” means the period beginning on (and including) July 1, 2020 and ending on the effective date of termination of the License Agreement pursuant to Article 6 of the License Agreement.

“Purchaser Material Adverse Effect” means any one or more of: (a) a material adverse effect on the ability of Purchaser or Purchaser Representative to consummate the transactions contemplated by the Transaction Documents and perform its obligations under the Transaction Documents and (b) a material adverse effect on (i) the validity or enforceability of the Transaction Documents against Purchaser or Purchaser Representative or (ii) the rights of Seller under the Transaction Documents.

“Receivables” means, (a) each Royalty Payment during the Purchased Royalty Period and (b) any interest on any amounts referred to in the immediately preceding clause (a) payable by the Licensee pursuant to Section 3.7 of the License Agreement.

“Representatives” means, collectively, with respect to any Person, the trustees, directors, board members, members, partners, managers, officers, employees, agents, advisors or other representatives (including attorneys, accountants, consultants, scientists and financial advisors) of such Person.

“Required Royalty Party” means (a) for any date prior to the earlier of the Threshold Date and the Call Closing Date, Purchaser and (b) on any date on or after the earlier of the Threshold Date or the Call Closing Date, Seller.

“Responsible Employee of Seller” means any employee of Seller referred to in the definition of “Knowledge of Seller” and any successor to such employee.

“Retained Receivables” means the portion of the Receivables that does not constitute Purchased Receivables.

“Royalty Deductions” means in respect of any Royalty Payments (a) any adjustments, modifications, offsets, credits, reductions or deductions to such Royalty Payments made pursuant to the License Agreement, (b) any royalties payable in respect to such Royalty Payments to GSK in accordance with Section 3.3 of the GSK Agreement at the rate specified in Section 4.10(k) and (c) to the extent not offset on account of amounts paid in respect of clause (b) or otherwise, any royalties payable in respect to such Royalty Payments to Penn in accordance with Section 3.2 of the Penn Agreement.

“Royalty Payment” means the running royalty payments payable by the Licensee to Licensor pursuant to Section 3.4.1 of the License Agreement in respect of Net Sales of Zolgensma sold, after giving effect to all Royalty Deductions applicable thereto and any adjustments required under Section 3.4.1.1 of the License Agreement. An illustrative calculation of the Royalty Payment and Royalty Deductions based on Net Sales of Zolgensma sold during the Calendar Quarter ended September 30, 2020 is attached as Schedule 1.2.

“Royalty Reports” means the reports setting forth the calculation of the royalties due to Seller that are required to be delivered by the Licensee pursuant to Section 3.6.1 of the License Agreement.

“Seller IP Assets” means, collectively, (a) subject to the interests of Penn and the other ReGenX Licensors therein, the Listed Patents, (b) any rights to develop, make, use, have made, import, export, sell, have sold and/or offer to sell any Licensed Products, and (c) any other intellectual property or other proprietary rights of any kind that are owned or held by, or licensed to, Seller.

“Seller Material Adverse Effect” means any one or more of: (a) a material adverse effect on the ability of Seller to consummate the transactions contemplated by the Transaction Documents and perform its obligations under the Transaction Documents, (b) a material adverse effect on (i) the validity or enforceability of the Transaction Documents against Seller or (ii) the rights of Purchaser under the Transaction Documents, (c) a material adverse effect on the rights of Seller under the License Agreement, (d) a material adverse effect on the value of the Purchased Receivables (including the timing, amount or duration thereof), (e) a material adverse effect on the ability to perfect the security interest granted to Purchaser pursuant to Section 2.4 or (f) a material adverse effect on the right or ability of Purchaser to receive the Purchased Receivables or any payment due to Purchaser hereunder as contemplated by this Agreement after the Closing.

“Subsidiary” means, as of any date, any corporation, limited liability company, partnership, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity value or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held or (b) that is, as of such date, otherwise Controlled, by Seller or one or more subsidiaries of Seller or by Seller and one or more subsidiaries of Seller.

“Tax Purchaser” means each entity that is included in Purchaser.

“Threshold Amount” means, as of any date, an amount equal to the product of (a) the Purchase Price and (b) the Applicable Multiple as of such date.

“Threshold Date” means the first date on which the Total Net Amount as of such date equals or exceeds the Threshold Amount.  For purposes of determining the Threshold Date, and calculating the Total Net Amount, (a) Purchased Receivables attributable to Royalty Payments paid by the Licensee shall be deemed to have been remitted to Purchaser in equal installments on each day of the calendar quarter in respect of which such payment is made, and (b) all other amounts shall be deemed to have been remitted to Purchaser on the date on which such amounts actually were remitted to, or otherwise received by, Purchaser.

“Total Net Amount” means, as of any date, (a) the aggregate amount of all payments remitted to, or otherwise received by, Purchaser on or prior to such date pursuant to the Transaction Documents and the Licensee Instruction Letter (reduced, for the avoidance of doubt, by any amounts that Purchaser does not actually receive because such amounts are payable to any taxing authority, other than any withholding imposed in respect of Connection Taxes (“Connection Tax Withholding”), which Connection Tax Withholding shall be deemed to have been payments received by Purchaser), including (i) all payments in respect of Purchased Receivables pursuant to the Licensee Instruction Letter or Section 6.2, Section 6.4(b)(iii), and Section 6.14(c) (or otherwise), (ii) the aggregate amount of Proceeds that are remitted to, or otherwise received by, Purchaser pursuant to Section 6.6, (iii) the aggregate amount of consideration remitted to, or otherwise received by, Purchaser by virtue of its consent rights hereunder, (iv) the aggregate amount of all payments made by Seller pursuant to Section 7.1(a) (except to the extent such payments are paid to make Purchaser or any Purchaser Indemnified Party whole with respect to an out-of-pocket Loss incurred by Purchaser or such Purchaser Indemnified Party), and (v) the Q3 Royalty Adjustment (as defined below) less (b) (i) all overpayments of Royalty Payments required to be, and actually, reimbursed by Purchaser to Seller pursuant to Section 6.4(b)(ii) (or otherwise) on or prior to such date (but only to the extent that such overpayments have been included in the calculation of the Total Net Amount under the immediately preceding clause (a)), and (ii) the aggregate amount of all costs and expenses actually paid by Purchaser (and not actually reimbursed to Purchaser, whether by Seller or any other Person) on or prior to such date pursuant to Section 6.4(b), Section 6.6 and Section 6.14(d).

“Transaction Documents” means this Agreement, the Escrow Agreement, the Bill of Sale and Assignment, and the Licensee Instruction Letter.

“Zolgensma” means Zolgensma (onasemnogene abeparvovec-xioi).

Capitalized terms used in this Agreement and not otherwise defined herein shall have the respective meanings ascribed to them in the License Agreement.  In the event a capitalized term used herein is defined in both this Agreement and the License Agreement, the meaning given to such term in this Agreement shall control.

Section 1.2Certain Interpretations.  Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement:

(a)“include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”;

(b)“hereof,” “hereto,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement;

(c)references to a Contract mean such Contract as from time to time amended, amended and restated, supplemented or otherwise modified, in each case, to the extent not prohibited by such Contract or this Agreement;

(d)references to a Person are also to its permitted successors and assigns;

(e)references to an “Article,” “Section,” “Exhibit” or “Schedule” refer to an Article or Section of, or an Exhibit or Schedule to, this Agreement;

(f)references to “$” or otherwise to dollar amounts refer to the lawful currency of the United States;

(g)references to a Law include any amendment or modification to such Law and any rules and regulations issued thereunder, whether such amendment or modification is made, or issuance of such rules and regulations occurs, before, on or after the date of this Agreement; and

(h)references to this “Agreement” shall include a reference to all Schedules and Exhibits attached to this Agreement (including the Schedule of Exceptions attached hereto as Exhibit C), all of which constitute a part of this Agreement and are incorporated herein for all purposes.

Article II

Purchase and Sale of Purchased Receivables

Section 2.1Purchase and Sale of Purchased Receivables.

(a)Purchase and Sale.  Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller shall sell, transfer, assign and convey to Purchaser, and Purchaser shall purchase, acquire and accept from Seller, free and clear of all liens and encumbrances (other than those contemplated by this Agreement and the Escrow Agreement), all of Seller’s right, title and interest in and to the Purchased Receivables.  It is understood and agreed that Purchaser shall not, by purchase of the Purchased Receivables, acquire any assets or rights of Seller under, or relating to, the License Agreement other than those specified in the immediately preceding sentence.

(b)Purchase Price.  The purchase price for the Purchased Receivables, net of any deduction for any withholding or other taxes, is $200,000,000 (the “Purchase Price”).

Section 2.2No Purchase or Sale of Excluded Assets.  Notwithstanding anything to the contrary contained in this Agreement, Seller shall retain all its right, title and interest in and to, and there shall be excluded from the sale, transfer, assignment and conveyance to Purchaser under this Agreement, all Excluded Assets.

Section 2.3No Obligations Transferred.  Notwithstanding anything to the contrary contained in this Agreement, (a) the sale, transfer, assignment and conveyance to Purchaser of the Purchased Receivables pursuant to this Agreement shall not in any way subject Purchaser to, or transfer, affect or modify, any obligation or liability of Seller under the License Agreement and (b) Purchaser expressly does not assume or agree to become responsible for any obligation or liability of Seller whatsoever, whether presently in existence or arising or asserted hereafter, under the License Agreement, the GSK Agreement, the Penn Agreement or otherwise, except to the extent expressly contemplated by Section 6.4 or Section 6.9 (collectively, the “Assumed Liabilities and Obligations”).  All such obligations and liabilities of Seller that are not transferred to Purchaser hereunder, as set forth in this Section 2.3 (collectively, the “Excluded Liabilities and Obligations”) shall be retained by, and remain the obligations and liabilities of, Seller after the Closing. All such Excluded Liabilities and Obligations shall be satisfied by Seller, and in no event shall such Excluded Liabilities and Obligations be included in the amount of any Royalty Deductions.

Section 2.4True Sale.

(a)Seller and Purchaser intend and agree that the sale, transfer, assignment and conveyance contemplated by this Agreement be, and is, a true, complete, absolute and irrevocable sale, transfer, assignment and conveyance by Seller to Purchaser of all of Seller’s right, title and interest in and to the Purchased Receivables.  Neither Seller nor Purchaser intends the transactions contemplated by this Agreement to be, or for any purpose characterized as, a loan from Purchaser to Seller or a pledge, a security interest, a financing transaction or a borrowing.  Seller disclaims any beneficial ownership interest in the Purchased Receivables upon execution of this Agreement and each of Seller and Purchaser hereby waives, to the maximum extent permitted by applicable Law, any right to contest or otherwise assert that this Agreement does not constitute a true, complete, absolute and irrevocable sale, transfer, assignment and conveyance by Seller to Purchaser of all of Seller’s right, title and interest in and to the Purchased Receivables under applicable Law, which waiver shall, to the maximum extent permitted by applicable Law, be enforceable against Seller in any bankruptcy or insolvency proceeding relating to Seller. Seller will treat the sale, transfer, assignment and conveyance of the Purchased Receivables as sales of “accounts” in accordance with the UCC (to the extent applicable) and Seller does hereby authorize Purchaser, on and after the Closing, to file such financing statements (and continuation statements with respect to such financing statements when applicable) (the “Financing Statements”) naming Seller as the seller and Purchaser Representative as the agent for the purchaser of the Purchased Receivables as may be necessary to perfect such sale.

(b)In furtherance of the foregoing statement of the intent of Seller and Purchaser, and for the purposes of providing additional assurance to Purchaser in the event that, despite the intent of the parties hereto, the sale, transfer, assignment and conveyance contemplated by this Agreement is hereafter recharacterized as something other than a true sale or such sale will for any reason be ineffective or unenforceable as such, as determined in a judicial, administrative or other proceeding (any of the foregoing being a "Recharacterization"), Seller does hereby grant to Purchaser and Purchaser Representative, as agent for Purchaser, as security for the payment of amounts to Purchaser equal to the Purchased Receivables as they become due and payable, a continuing security interest of first priority in and to all right, title and interest of Seller, in, to and under the Purchased Receivables and any “proceeds” (as such term is defined in the UCC) thereof, and Seller does hereby authorize Purchaser and Purchaser Representative, from and after the Closing, to file such financing statements (and continuation statements with respect to such financing statements when applicable) in such manner and such jurisdictions as are necessary or appropriate to perfect such security interest.

Section 2.5Seller’s Call Option.

(a)At any time on or prior to the Threshold Date, Seller shall have the right (the “Call Option”), exercisable upon [****] Business Days prior written notice to Purchaser (the “Call Notice”), to repurchase from Purchaser all, but not less than all, of Purchaser’s right to, and interest in, the Purchased Receivables for a repurchase price equal to the Call Price. In order to exercise the Call Option, Seller shall deliver written notice to Purchaser of its election to so repurchase the Purchased Receivables and setting forth the proposed closing date (the “Call Closing Date”).  Purchaser shall notify Seller within [****] Business Days of its calculation of the Total Net Amount received by Purchaser up to the date of calculation, which calculation shall be reasonably acceptable to Seller and which shall be used by Seller and Purchaser in connection with determining the Call Price.

(b)On the Call Closing Date, Seller shall repurchase from Purchaser the Purchased Receivables by payment of the Call Price made by wire transfer of immediately available funds to the account set forth on Exhibit B or such other account as Purchaser may designate in writing.  Purchaser and Seller shall execute and deliver to the other party a bill of sale with respect to the Purchased Receivables substantially similar to the Bill of Sale reflecting the exercise of the Call Option.

Article III

Closing; Deliverables

Section 3.1Closing.  The closing of the purchase and sale of the Purchased Receivables (the “Closing”) shall take place at the offices of Covington & Burling LLP, The New York Times Building, 620 Eighth Avenue, New York, New York, 10018, at 10:00 a.m. New York City time on the date hereof, or at such other place, time and date as the parties hereto may mutually agree.  The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

Section 3.2Payment of Purchase Price.  At the Closing, Purchaser shall deliver to Seller payment of an amount equal to the Purchase Price less the Q3 Royalty Adjustment by wire transfer of immediately available funds to the account set forth in Exhibit A and without any deduction for withholding or other taxes and without any other set off or deduction of any kind.  The “Q3 2020 Royalty Adjustment” means $4,000,000.

Section 3.3Closing Certificate.  At the Closing, Seller shall deliver to Purchaser a certificate of an officer or other authorized signatory of Seller, dated the Closing Date, certifying as to the Seller’s organizational documents and the attached resolutions adopted by the Board of Directors of Seller or a duly authorized committee thereof authorizing the execution and delivery by Seller of the Transaction Documents and the consummation by Seller of the transactions contemplated by the Transaction Documents.

Section 3.4Bill of Sale and Assignment.  At the Closing, Seller and Purchaser shall each deliver to the other party hereto a duly executed counterpart to the Bill of Sale and Assignment, evidencing the sale and assignment to Purchaser of the Purchased Receivables.

Section 3.5Tax Forms.  Prior to the Closing, each Tax Purchaser and Purchaser Representative shall have delivered to each of Seller and the Escrow Agent an Applicable Withholding Certificate.

Section 3.6Escrow Agreement.

(a)On or promptly following the Closing, (i) Purchaser shall deliver to Seller a duly executed counterpart to the Base Escrow Agreement, (ii) each of Seller and Purchaser shall deliver to the other party hereto a duly executed counterpart to the Escrow Client Addendum and (iii) each party hereto shall receive a duly executed counterpart to the Escrow Agreement from the Escrow Agent.  The Escrow Agreement shall be substantially in the form previously agreed between Seller and Purchaser set forth on Exhibit F-1 and Exhibit F-2 hereof, with only such changes as may be requested by the Escrow Agent and are reasonably acceptable to each of Seller and Purchaser.  Seller and Purchaser shall work in good faith towards the prompt finalization of the Escrow Agreement with the Escrow Agent.

(b)Purchaser agrees (i) not to amend, waive or otherwise modify the Base Escrow Agreement in a manner that would adversely affect Seller without the consent of Seller; provided that Purchaser and Seller shall negotiate in good faith with respect to any such proposed amendment, waiver or modification and (ii) not to assign any of its right, title and interest in and to the Base Escrow Agreement other than to an Affiliate of Purchaser or the Purchaser Representative or in connection with, and to the extent of, any assignment permitted under this Agreement.

(c)At Seller’s request, Purchaser agrees to provide Seller with reasonable access to any monthly statements or similar information relating to the escrow account that are provided by the Escrow Agent to Purchaser pursuant to the Escrow Agreement.

Section 3.7Licensee Instruction Letter.  Upon entry into the Escrow Agreement, Seller shall deliver to Licensee a duly executed letter of instruction, substantially in the form of Exhibit E attached hereto (the “Licensee Instruction Letter”), such delivery to be effected in accordance with Section 10.4 of the License Agreement and also by e-mail (with the Licensee Instruction Letter attached thereto as a PDF attachment) and such e-mail to include a request that Licensee confirm receipt thereof by e-mail.

Article IV

Seller’s Representations and Warranties

Except as set forth on, or disclosed in, Exhibit C, Seller hereby represents and warrants to Purchaser and the Purchaser Representative that as of the time of the Closing on the date hereof:

Section 4.1Existence.  Seller is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware.  Seller has all corporate power and licenses, authorizations, consents and approvals required to carry on its business as now conducted and as proposed to be conducted in connection with the transactions contemplated by the Transaction Documents and the License Agreement, except, in each case, as would not reasonably be expected to have a Seller Material Adverse Effect.

Section 4.2Authorization.  Seller has the requisite corporate power and authority to execute, deliver and perform its obligations under the Transaction Documents and to consummate the transactions contemplated thereby.  The execution, delivery and performance of the Transaction Documents, and the consummation of the transactions contemplated thereby, have been duly authorized by Seller.

Section 4.3Enforceability.  Each of the Transaction Documents has been duly executed and delivered by Seller, and constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as may be limited by general principles of equity (regardless of whether considered in a proceeding at law or in equity) and by applicable bankruptcy, insolvency, moratorium and other similar Laws of general application relating to or affecting creditors’ rights generally.

Section 4.4Absence of Conflicts.  The execution, delivery and performance by Seller of the Transaction Documents and the consummation of the transactions contemplated thereby will not: (i) conflict with, or constitute a breach of or default under any provision of (a) the organizational documents of Seller, (b) any Law or Judgment applicable to Seller, (c) the License Agreement, the GSK Agreement or the Penn Agreement or (d) any Contract (other than the License Agreement, GSK Agreement and Penn Agreement) to which Seller is a party or by which Seller is bound, except, in the case of clauses (b) and (d), for such breaches or defaults that, individually or in the aggregate, would not reasonably be expected to result in a Seller Material Adverse Effect, (ii) result in the creation or imposition of any lien on the Purchased Receivables, except to the extent contemplated by the Transaction Documents and the Escrow Agreement, or (iii) give rise to any right of termination, cancellation or acceleration of any right of Seller as such right or obligation relates to the Purchased Receivables or the loss of any benefit relating to the Purchased Receivables.

Section 4.5Consents.  No Consent of any Governmental Entity or any other Person is required by or with respect to Seller in connection with the execution, delivery and performance by Seller of the Transaction Documents or the consummation of the transactions contemplated thereby, except for (a) the Licensee Instruction Letter, (b) the filing of the Financing Statements with the Secretary of State of the State of Delaware, (c) such Consents, the failure of which to be obtained or made, would not reasonably be expected to result in a Seller Material Adverse Effect, and (d) such Consents as shall have been obtained on or prior to the date hereof.

Section 4.6Litigation.  No action, suit, proceeding or investigation before any Governmental Entity, court or arbitrator is pending, or, to the Knowledge of Seller, threatened, against Seller or its Subsidiaries that, individually or in the aggregate, would reasonably be expected to result in a Seller Material Adverse Effect.

Section 4.7Compliance with Laws.  Neither Seller nor any of its Subsidiaries has violated, is in violation of, has been given written notice that it has violated, and, to the Knowledge of Seller, neither Seller nor any of its Subsidiaries is under investigation with respect to its violation of, and has not been threatened to be charged with any violation of, any applicable Law or any Judgment of any Governmental Entity, court or arbitrator, which violation would reasonably be expected to result in a Seller Material Adverse Effect.

Section 4.8Brokers’ Fees.  Other than the Escrow Agent, there is no investment banker, broker, finder, financial advisor or other Person who has been retained by or is authorized to act on behalf of Seller who is entitled to any fee or commission from Purchaser in connection with the transactions contemplated by this Agreement.

Section 4.9License Agreement.

(a)License Agreement; Royalty Reports; Material Notices.  Attached hereto as Schedule 4.9(a) are the following: (i) a true, correct and complete copy of the License Agreement; (ii) the Royalty Reports in respect of each Calendar Quarter ended on or prior to the date hereof that have been received by Seller prior to the date hereof (it being understood and agreed that all information in such Royalty Reports that does not relate to or involve the Royalty Payments has been redacted); (iii) the Development Progress Reports that have been received by Seller prior to the date hereof (it being understood and agreed that all information in such Development Progress Report that does not relate to or involve Zolgensma has been redacted) and (iv) all written notices delivered to the Licensee or its Affiliates by Seller, or by the Licensee or its Affiliates to Seller, pursuant to the License Agreement that could reasonably be expected to have an effect on the value of the Purchased Receivables in any material respect, in each case, since [****] (excluding pre-execution drafts and prior versions of the First Amendment and any accompanying or related correspondence).

(b)Validity and Enforceability of License Agreement.  The License Agreement is a valid and binding obligation of Seller and, to the Knowledge of Seller, of the Licensee, enforceable against each of Seller and, to the Knowledge of Seller, the Licensee in accordance with its terms, except as may be limited by general principles of equity (regardless of whether considered in a proceeding at law or in equity) and by applicable bankruptcy, insolvency, moratorium and other similar Laws of general application relating to or affecting creditors’ rights generally.  Seller has not received any written notice or, to its Knowledge, other notice from the Licensee or its Affiliates challenging the validity or enforceability of the License Agreement or any obligation of the Licensee to pay the Royalty Payments thereunder.

(c)No Waivers, Releases or Amendments.  Seller (i) has not granted any material written waiver or, to the Knowledge of Seller, any other material waiver, under the License Agreement, (ii) has not granted any waiver under the License Agreement related to, or involving, any Royalty Payments or any Royalty Deductions and (iii) has not released the Licensee, in whole or in part, from any of its material obligations under the License Agreement, except, in each case of the immediately foregoing clauses (i), (ii) and (iii), to the extent set forth in the License Agreement.  Since [****], Seller has not received from the Licensee or its Affiliates any written proposal, and has not made any proposal to the Licensee or its Affiliates, to amend or waive any provision of the License Agreement.

(d)No Termination, etc.  Seller has not (i) given the Licensee or its Affiliates any notice of termination of the License Agreement pursuant to Article 6 of the License Agreement (or otherwise) or (ii) received from the Licensee or its Affiliates any written notice of termination of the License Agreement pursuant to Article 6 of the License Agreement (or otherwise).   To the Knowledge of Seller, no event has occurred that would give Seller a right to terminate the License Agreement pursuant to Article 6 of the License Agreement.  Seller has not received any written notice or, to its Knowledge, other notice from the Licensee or its Affiliates expressing any intention or desire to terminate the License Agreement.

(e)No Breaches.  Except, for the avoidance of doubt, as set forth on Exhibit C hereof, Seller has not breached any provision of the License Agreement in any material respect, and, to the Knowledge of Seller, the Licensee has not breached any provision of the License Agreement in any material respect.

(f)Payments Made.  Seller has received from the Licensee each of the amounts specified in the section captioned “Quarterly Royalties in USD” in the Royalty Reports delivered by the Licensee in respect of each Calendar Quarter ended on or prior to the date hereof that have been received by Seller prior to the date hereof.

(g)No Royalty Deductions.  Except for Royalty Deductions pursuant to Section 3.4 of the License Agreement, the Royalty Payments have not been and, to the Knowledge of Seller, are not, subject to any Royalty Deduction pursuant to clause (a) of the definition thereof.  To the Knowledge of Seller, no event or condition exists that would permit the Licensee to claim any Royalty Deduction against payment of the Royalty Payments pursuant to clause (a) of the definition thereof, other than Royalty Deductions pursuant to Section 3.4 of the License Agreement.  Except for Royalty Deductions pursuant to Section 3.4 of the License Agreement, Seller has not received any written notice or, to its Knowledge, any other notice from the Licensee or its Affiliates expressing an intention by the Licensee to take any Royalty Deductions or otherwise offset, credit against, reduce or deduct from the Receivables because of any amount owed or claimed owed from Seller to the Licensee.  To the Knowledge of Seller, except as specified in the section captioned “Anti Stacking Calculation” in the Royalty Reports attached hereto as Schedule 4.9(a), there are no third party patents triggering a setoff right against the Royalty Payments.

(h)No Assignments.  Seller has not consented to any assignment by the Licensee of, and, to the Knowledge of Seller, the Licensee has not assigned, the License Agreement or any part thereof.  Except as contemplated by the Transaction Documents, Seller has not assigned, in whole or in part, and has not granted any liens upon or security interests with respect to, the License Agreement or the Receivables.

(i)No Indemnification Claims.  Seller has not given any notice to the Licensee or its Affiliates regarding any claims for indemnification under Section 8.4 of the License Agreement.

(j)Examinations.  Seller has not initiated any review or audit pursuant to Section 3.6.5 of the License Agreement.

(k)No Other Agreements.  Other than the License Agreement, there are no Contracts between Seller or any of its Affiliates, on the one hand, and the Licensee or any of its Affiliates (including Novartis AG), on the other hand, that (i) relate to Zolgensma or (ii) that would reasonably be expected to result in a Seller Material Adverse Effect.

(l)Licensed Product.  Zolgensma is a Licensed Product.

(m)No Disputes.  Except, for the avoidance of doubt, as set forth on Exhibit C hereof, Seller has not (i) received any written notice of any dispute from the Licensee or any of its Affiliates for resolution pursuant to Section 10.6 of the License Agreement or (ii) given any notice of any dispute to the Licensee for resolution pursuant to Section 10.6 of the License Agreement.

(n)Sub-licenses.  Seller has not received from the Licensee or any of its Affiliates any written notice of any sub-license granted by the Licensee under the License Agreement, and, to the Knowledge of Seller, no executed sublicenses or other agreements have been entered into by Licensee or its Affiliates.

Section 4.10GSK Agreement.

(a)GSK Agreement; Reports; Material Notices.  Attached hereto as Schedule 4.10(a) are the following: (i) a true, correct and complete copy of the GSK Agreement; (ii) the reports delivered by Seller to GSK under Section 3.5.1 of the GSK Agreement and relating to Zolgensma in respect of each Calendar Quarter ended on or prior to the date hereof (it being understood and agreed that all information in such reports that does not relate to or involve the Royalty Payments has been redacted); and (iii) all material written notices delivered to GSK by Seller, or by GSK to Seller, pursuant to the GSK Agreement relating to or involving Zolgensma, in each case since [****].

(b)Validity and Enforceability of GSK Agreement.  The GSK Agreement is a valid and binding obligation of Seller and, to the Knowledge of Seller, of GSK, enforceable against each of Seller and, to the Knowledge of Seller, GSK in accordance with its terms, except as may be limited by general principles of equity (regardless of whether considered in a proceeding at law or in equity) and by applicable bankruptcy, insolvency, moratorium and other similar Laws of general application relating to or affecting creditors’ rights generally.  Seller has not received any written notice from GSK challenging the validity or enforceability of the GSK Agreement, to the extent related to or involving Zolgensma.

(c)No Waivers, Releases or Amendments.  In each case, to the extent related to or involving Zolgensma, Seller (i) has not granted any material written waiver or, to the Knowledge of Seller, any other material waiver, under the GSK Agreement, and (ii) has not released GSK, in whole or in part, from any of its material obligations under the GSK Agreement, except, in each case of the immediately foregoing clauses (i) and (ii), to the extent set forth in the GSK Agreement.  Since [****], Seller has not received from GSK any written proposal, and has not made any proposal to GSK, to amend or waive any provision of the GSK Agreement, to the extent related to or involving Zolgensma.

(d)No Termination, etc.  Seller has not (i) given GSK any notice of termination of the GSK Agreement pursuant to Article 6 of the GSK Agreement (or otherwise) or (ii) received from GSK any written notice of termination of the GSK Agreement pursuant to Article 6 of the GSK Agreement (or otherwise).  To the Knowledge of Seller, no event has occurred that would give GSK a right to terminate the GSK Agreement pursuant to Article 6 of the GSK Agreement.  Seller has not received any written notice from GSK expressing any intention or desire to terminate the GSK Agreement.

(e)No Breaches.  Except, for the avoidance of doubt, as set forth on Exhibit C hereof, Seller has not breached any provision of the GSK Agreement in any material respect, and, to the Knowledge of Seller, GSK has not breached any provision of the GSK Agreement in any material respect, in each case, related to or involving Zolgensma.

(f)Payments Made.  Seller has paid to GSK each of the amounts specified in the section captioned “Total Royalties Due” in the reports delivered to GSK under Section 3.5.1 of the GSK Agreement and related to or involving Zolgensma in respect of each Calendar Quarter ended on or prior to the date hereof that have been delivered by Seller to GSK prior to the date hereof.

(g)No Assignments.  Seller has not consented to any assignment by GSK of, and, to the Knowledge of Seller, GSK has not assigned, the GSK Agreement or any part thereof.  Seller has not assigned, in whole or in part, and has not granted any liens upon or security interests with respect to, the GSK Agreement, to the extent related to or involving Zolgensma.

(h)No Indemnification Claims.  Seller has not given any notice to GSK regarding any claims for indemnification under Section 8.4 of the GSK Agreement, to the extent related to or involving Zolgensma.

(i)Examinations.  GSK has not initiated any review or audit pursuant to Section 3.5.3 of the GSK Agreement.

(j)No Disputes.  Except, for the avoidance of doubt, as set forth on Exhibit C hereof, Seller has not (i) received any written notice of any dispute from GSK for resolution pursuant to Section 10.5 of the GSK Agreement or (ii) given any notice of any dispute to GSK for resolution pursuant to Section 10.5 of the GSK Agreement, in each case, related to or involving Zolgensma.

(k)[****]

Section 4.11Title to Purchased Receivables.  Seller has good and valid title to the Purchased Receivables, free and clear of all liens and encumbrances (other than those contemplated by this Agreement and the Escrow Agreement).  Upon payment of the amount specified in Section 3.2(a) by Purchaser and the filing of the Financing Statements with the Secretary of State of the State of Delaware, Purchaser will have acquired, subject to the terms and conditions set forth in this Agreement, good and valid title to the Purchased Receivables, free and clear of all liens and encumbrances (other than those contemplated by this Agreement and the Escrow Agreement).  Except as contemplated by this Agreement and the Escrow Agreement, Seller is the sole Person with rights to receive the Purchased Receivables.

Section 4.12Intellectual Property.

(a)Listed Patents.  The issued patents and pending patent applications listed on Schedule 4.12(a) are referred to in this Agreement as the “Listed Patents.”  Schedule 4.12(a) specifies (x) with respect to each Listed Patent that is an issued patent, (i) the jurisdiction in which such Listed Patent has issued as a patent and (ii) the patent number of such Listed Patent and (y) with respect to each Listed Patent that is a pending patent application, (i) the jurisdiction in which such Listed Patent is pending and (ii) the patent application number of such Listed Patent.

(b)No Litigation.

Seller:

(i)has not received any written notice from the Licensee or its Affiliates to the effect that (A) the Licensee believes or (B) any other Person has asserted,

(ii)has not received any written notice from any other Person, and

(iii)otherwise has no Knowledge,

that there are any pending or threatened litigations, interferences, reexaminations, oppositions or like patent office proceedings involving any of the Listed Patents.

(c)Ownership of the Listed Patents.

Seller:

(i)has not received any written notice from the Licensee or its Affiliates to the effect that (A) the Licensee believes or (B) any other Person has asserted,

(ii)has not received any written notice from any other Person, and

(iii)otherwise has no Knowledge,

that (I) Penn is not the sole owner of the entire right, title and interest in any of the Listed Patents, free and clear of any encumbrances in the Field (other than (w) any interest of the other ReGenX Licensors, (x) any interest of Seller, (y) the License Agreement (and any encumbrances referred to therein or contemplated thereby) and (z) any encumbrances arising by operation of Law) or (II)

there are any facts that would preclude Penn from having clear title as the sole owner to any of the Listed Patents in the Field (other than as described in clauses (w), (x), (y) and (z) above).

(d)Validity and Enforceability.

Except, for the avoidance of doubt, as set forth on Exhibit C hereof, Seller:

(i)has not received any written notice from the Licensee or its Affiliates to the effect that (A) the Licensee believes or (B) any other Person has asserted,

(ii)has not received any written notice from any other Person, and

(iii)otherwise has no Knowledge,

that any of the issued Listed Patents are unenforceable or invalid.

(e)Inventorship.

Seller:

(i)has not received any written notice from the Licensee or its Affiliates to the effect that (A) the Licensee believes or (B) any other Person has asserted,

(ii)has not received any written notice from any other Person, and

(iii)otherwise has no Knowledge,

that there is a Person who is or claims to be an inventor under any of the Listed Patents who is not a named inventor thereof.

(f)No Challenges.

Seller:

(i)has not received any written notice from the Licensee or its Affiliates to the effect that (A) the Licensee believes or (B) any other Person has asserted,

(ii)has not received any written notice from any other Person, and

(iii)otherwise has no Knowledge,

of any claim by any Person asserting that the manufacture, importation, sale, offer for sale or use of Zolgensma infringes any Person’s patents or other intellectual property rights.

(g)No Infringement.

Seller:

(i)has not received any written notice from the Licensee or its Affiliates to the effect that (A) the Licensee believes or (B) any other Person has asserted,

(ii)has not received any written notice from any other Person, and

(iii)otherwise has no Knowledge,

that there is a Person who is engaging in or has engaged in any activity that infringes upon any of the Listed Patents in the Field.  Except as set forth on Schedule 4.12(g), Seller has not obtained any non-infringement, freedom to operate, clearance or invalidity opinions from outside counsel regarding the Listed Patents or Zolgensma.

(h)Maintenance, etc.  Seller has not received any written notice from the Licensee or any other Person to the effect that, and Seller otherwise has no Knowledge that, the Licensee has not paid, or caused to be paid, all required maintenance fees and like payments with respect to the issued Listed Patents.  Seller has not received any written notice from the Licensee or its Affiliates to the effect that the Licensee believes, or that any other Person has asserted, that any of the Listed Patents have lapsed, expired or otherwise been terminated.

Section 4.13Penn Agreement.

(a)Penn Agreement; Reports; Material Notices.  Attached hereto as Schedule 4.13(a) are the following: (i) a true, correct and complete copy of the Penn Agreement; (ii) to the extent any such reports were delivered, any reports delivered by Seller to Penn under Section 4.1 of the Penn Agreement and relating to Zolgensma in respect of each Calendar Quarter ended on or prior to the date hereof (it being understood and agreed that all information in such reports that does not relate to or involve the Royalty Payments has been redacted); and (iii) all written notices relating to matters that could reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect, delivered to Penn by Seller, or by Penn to Seller, pursuant to Section 13.6 of the Penn Agreement relating to or involving Zolgensma.

(b)Validity and Enforceability of Penn Agreement.  The Penn Agreement is a valid and binding obligation of Seller and, to the Knowledge of Seller, of Penn, enforceable against each of Seller and, to the Knowledge of Seller, Penn in accordance with its terms, except as may be limited by general principles of equity (regardless of whether considered in a proceeding at law or in equity) and by applicable bankruptcy, insolvency, moratorium and other similar Laws of general application relating to or affecting creditors’ rights generally.  Seller has not received any written notice from Penn challenging the validity or enforceability of the Penn Agreement, to the extent related to or involving Zolgensma.

(c)No Waivers, Releases or Amendments.  In each case, to the extent related to or involving Zolgensma, Seller (i) has not granted any material written waiver or, to the Knowledge of Seller, any other material waiver, under the Penn Agreement, and (ii) has not released Penn, in whole or in part, from any of its material obligations under the Penn Agreement, except, in each case of the immediately foregoing clauses (i) and (ii), to the extent set forth in the Penn Agreement.  Since [****], Seller has not received from Penn any written proposal, and has not made any proposal to Penn, to amend or waive any provision of the Penn Agreement, to the extent related to or involving Zolgensma.

(d)No Termination, etc.  Seller has not (i) given Penn any notice of termination of the Penn Agreement pursuant to Article 6 of the Penn Agreement (or otherwise) or (ii) received from Penn any written notice of termination of the Penn Agreement pursuant to Article 6 of the Penn Agreement (or otherwise).  To the Knowledge of Seller, no event has occurred that would give Penn a right to terminate the Penn Agreement pursuant to Article 6 of the Penn Agreement (or otherwise).  Seller has not received any written notice from Penn expressing any intention or desire to terminate the Penn Agreement.

(e)No Breaches.  Except, for the avoidance of doubt, as set forth on Exhibit C hereof, Seller has not breached any provision of the Penn Agreement in any material respect, and, to the Knowledge of Seller, Penn has not breached any provision of the Penn Agreement in any material respect, in each case, related to or involving Zolgensma.

(f)Payments Made.  Seller has paid to Penn any amounts required pursuant to the Penn Agreement related to or involving Zolgensma prior to the date hereof.  As of the time of the Closing on the date hereof, no payments are owed by Seller to Penn pursuant to the Penn Agreement related to or involving Zolgensma.

(g)No Assignments.  Seller has not consented to any assignment by Penn of, and, to the Knowledge of Seller, Penn has not assigned, the Penn Agreement or any part thereof.  Seller has not assigned, in whole or in part, and has not granted any liens upon or security interests with respect to, the Penn Agreement, to the extent related to or involving Zolgensma.

(h)Examinations.  Penn has not initiated any review or audit pursuant to Section 4.4 of the Penn Agreement.

(i)No Disputes.  Except, for the avoidance of doubt, as set forth on Exhibit C hereof, Seller has not (i) received any written notice of any dispute from Penn for resolution pursuant to the Penn Agreement or (ii) given any notice of any dispute to Penn for resolution pursuant to the Penn Agreement, in each case related to or involving Zolgensma and in each case since [****].

Section 4.14UCC Representations.  Seller’s exact legal name is, and for the prior five years has been, “REGENXBIO Inc.”  Seller is incorporated, and for the prior five years has been incorporated, in the State of Delaware.

Section 4.15Taxes.  No deduction or withholding for or on account of any tax has been made in respect of any payment under the License Agreement by the Licensee to Seller and Seller has not avoided any such deduction or withholding by claiming any exemption from, or reduction of, any withholding tax in respect of any such payments under any income tax treaty. There are no liens in respect of any Taxes on the Purchased Receivables.

Article V

Purchaser’s Representations and Warranties

Each of Purchaser and Purchaser Representative hereby represent and warrant to Seller that as of the time of the Closing on the date hereof:

Section 5.1Existence.  Purchaser is a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Delaware.  Purchaser Representative is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware.  Each of Purchaser and Purchaser Representative has all power and licenses, authorizations, consents and approvals required to carry on its business as now conducted and as proposed to be conducted in connection with the transactions contemplated by the Transaction Documents, except, in each case, as would not reasonably be expected to have a Purchaser Material Adverse Effect.

Section 5.2Authorization.  Each of Purchaser and Purchaser Representative has the requisite organizational power and authority to execute, deliver and perform the Transaction Documents and to consummate the transactions contemplated thereby.  The execution, delivery and performance of the Transaction Documents, and the consummation of the transactions contemplated thereby, have been duly authorized by each of Purchaser and Purchaser Representative.

Section 5.3Enforceability.  Each of the Transaction Documents has been duly executed and delivered by each of Purchaser and Purchaser Representative, and constitutes a valid and binding obligation of each of Purchaser and Purchaser Representative, enforceable against each of Purchaser and Purchaser Representative in accordance with its terms, except as may be limited by general principles of equity (regardless of whether considered in a proceeding at law or in equity) and by applicable bankruptcy, insolvency, moratorium and other similar Laws of general application relating to or affecting creditors’ rights generally.

Section 5.4Absence of Conflicts.  The execution, delivery and performance by each of Purchaser and Purchaser Representative of the Transaction Documents and the consummation of the transactions contemplated thereby do not conflict with, constitute a breach of or default under any provision of (a) the organizational documents of each of Purchaser and Purchaser Representative, (b) any Law or Judgment applicable to each of Purchaser and Purchaser Representative or (c) any Contract to which Purchaser is a party or by which each of Purchaser and Purchaser Representative is bound, except, in the case of clauses (b) and (c), for such breaches or defaults that, individually or in the aggregate, would not reasonably be expected to result in a Purchaser Material Adverse Effect.

Section 5.5Consents.  No Consent of any Governmental Entity or any other Person is required by or with respect to each of Purchaser and Purchaser Representative in connection with the execution, delivery or performance by each of Purchaser and Purchaser Representative of the Transaction Documents or the consummation of the transactions contemplated thereby, except for (a) the filing of Financing Statements with the Secretary of State of the State of Delaware, (b) such Consents, the failure of which to be obtained or made, would not reasonably be expected to result in a Purchaser Material Adverse Effect, and (c) such Consents as shall have been obtained on or prior to the date hereof.

Section 5.6Litigation.  No action, suit, proceeding or investigation before any Governmental Entity, court or arbitrator is pending, or, to the knowledge of each of Purchaser and Purchaser Representative, threatened, against either of Purchaser and Purchaser Representative that, individually or in the aggregate, would reasonably be expected to result in a Purchaser Material Adverse Effect.

Section 5.7Compliance with Laws.  Neither Purchaser nor Purchaser Representative has violated, is in violation of, has been given written notice that it has violated, and, to the knowledge of each of Purchaser and Purchaser Representative, neither Purchaser nor Purchaser Representative is under investigation with respect to its violation of, and has been threatened to be charged with any violation of, any applicable Law or any Judgment of any Governmental Entity, court or arbitrator, which violation would reasonably be expected to result in a Purchaser Material Adverse Effect.

Section 5.8Brokers’ Fees.  Other than the Escrow Agent, there is no investment banker, broker, finder, financial advisor or other Person who has been retained by or is authorized to act on behalf of either of Purchaser and Purchaser Representative who is entitled to any fee or commission from Seller in connection with the transactions contemplated by this Agreement.

Section 5.9Financing.  Purchaser has sufficient cash on hand or binding and enforceable commitments to provide it with funds sufficient to satisfy its obligations to pay the Purchase Price.  Purchaser has no reason to believe, nor has been provided with any notice (whether written or otherwise), that any of the Persons providing the commitments referred to above are unable or are not required or do not intend, for any reason, to satisfy their obligations under such commitments.  Purchaser acknowledges that its obligations under the Transaction Documents are not contingent on obtaining financing.

Section 5.10Tax Status. Each Tax Purchaser and the Purchaser Representative is a “United States person” as defined in section 7701(a)(30) of the Code.

Article VI

Covenants

Section 6.1Performance of License Agreement, GSK Agreement and Penn Agreement.  Seller agrees that it shall (i) not breach any of the License Agreement, GSK Agreement or Penn Agreement, in each case, in any respect material to the interests of Purchaser hereunder and (ii) use commercially reasonable efforts to cure any such breach by Seller of the License Agreement, GSK Agreement or Penn Agreement.

Section 6.2Misdirected Payments; Offsets by the Licensee.

(a)Payments to Purchaser.  If Seller shall, notwithstanding the provisions of the License Agreement, the Escrow Agreement and the Licensee Instruction Letter, receive from the Licensee, the Escrow Agent or any other Person any Purchased Receivables, Seller shall promptly (and in any event no later than [****] Business Days) following the date on which a Responsible Employee of Seller becomes aware of the receipt by Seller of such Purchased Receivables, remit to Purchaser such Purchased Receivables.  Notwithstanding the foregoing, and for the avoidance of doubt, it is understood and agreed that Seller shall not be required to remit any Receivables to Purchaser if the Threshold Date or the Call Closing Date has occurred.

(b)Payments to Seller.  If Purchaser shall, notwithstanding the provisions of the License Agreement, the Escrow Agreement and the Licensee Instruction Letter, receive from the Licensee, the Escrow Agent or any other Person (i) any Royalty Payment that does not consist entirely of Purchased Receivables or (ii) any Excluded Asset (which, for the avoidance of doubt, in each case of clauses (i) and (ii), includes any portion of the Total Net Amount that exceeds the Threshold Amount), Purchaser shall promptly (and in any event no later than [****] Business Days) following the date any amount previously received by Purchaser is so identified or Purchaser otherwise becomes aware of its receipt thereof, remit to Seller (A) such Royalty Payment, or portion thereof, that does not constitute Purchased Receivables or (B) such Excluded Asset, as the case may be.

(c)Offsets by the Licensee.  If the Licensee sets off against the Purchased Receivables any amount owing from Seller to the Licensee in respect of any right of the Licensee against Seller arising from or in connection with any matter other than the Purchased Receivables (such amount owing from Seller to the Licensee, the “Seller Obligation”), then Seller shall promptly (and in any event no later than [****] Business Days) following the date on which a Responsible Employee of Seller becomes aware of such set-off (including the amount thereof and the nature and extent of the Seller Obligation), pay to Purchaser the amount of such set-off.  After Seller makes the payment referred to in the first sentence of this Section 6.2(c), Seller shall be entitled to, and Purchaser shall not be entitled to, any amounts recovered from the Licensee in respect of such set-off.  Notwithstanding the foregoing, and for the avoidance of doubt, it is understood and agreed that Seller shall not be required to remit any Receivables to Purchaser if the Threshold Date or the Call Closing Date has occurred.

(d)Remittances.  All remittances pursuant to this Section 6.2 shall be made (i) without set-off or deduction of any kind (except as required by applicable Law) and (ii) by wire transfer of immediately available funds to the account set forth in Exhibit A (if the payee is Seller) or Exhibit B (if the payee is Purchaser) or to such other account as the relevant payee may designate in writing (such designation to be made at least [****] Business Days prior to any such payment).

(e)Payments Held In Trust.  Each party hereto agrees that it shall hold any amounts received by it to which the other party hereto is entitled under Section 6.2(a) or Section 6.2(b) in trust and agrees that it shall have no right, title or interest whatsoever in such amounts.

Section 6.3Royalty Reports; Notices; Correspondence.  Promptly (and in any event no later than [****] Business Days) following the receipt by Seller from the Licensee of (a) a Royalty Report or (b) any written notice or material written correspondence relating to, or involving, the Purchased Receivables (including notice of any Royalty Deductions) pursuant to the License Agreement or the GSK Agreement, Seller shall furnish a copy of such Royalty Report or such notice or correspondence to Purchaser (it being understood and agreed that all information in such Royalty Reports or such notices or correspondence that does not relate to or involve the Purchased

Receivables may be redacted by Seller before furnishing copies thereof to Purchaser).  Except for the Licensee Instruction Letter and notices and correspondence required to be given or made by Seller (i) under the License Agreement or (ii) by applicable Law, Seller shall not send any notice or correspondence to the Licensee relating to, or involving, the Purchased Receivables, in each case, without the prior written consent of the Required Royalty Party (such consent not to be unreasonably withheld or delayed), unless the sending of such notice or correspondence would not reasonably be expected to adversely affect in any material respect the value of the Purchased Receivables.  Seller shall, promptly (and in any event no later than [****] Business Days) following the delivery thereof by Seller to the Licensee, provide to Purchaser a copy of any material notice or material correspondence sent by Seller to the Licensee or GSK relating to, or involving, the Purchased Receivables, including any report sent by Seller to GSK under Section 3.5.1 of the GSK Agreement to the extent relating to Zolgensma (it being understood and agreed that all information in such notices or correspondence that does not relate to or involve the Purchased Receivables may be redacted by Seller before furnishing copies thereof to Purchaser).

Section 6.4Examinations of Licensee Records and Books of Account.

(a)Consultation.  Seller and Purchaser shall consult with each other regarding the timing, manner and conduct of any review or audit of the Licensee’s records and books of account with respect to the Purchased Receivables pursuant to Section 3.6.5 of the License Agreement.

(b)Examinations.

(i)Seller may, and if requested in writing by the Required Royalty Party, shall, cause an independent firm of accountants to conduct a review or audit of the Licensee’s records and books of account with respect to the Purchased Receivables pursuant to Section 3.6.5 of the License Agreement; provided, however, that the Required Royalty Party shall not be entitled to request such an examination (A) more frequently than [****] or (B) if such an examination would contravene the provisions of Section 3.6.5 of the License Agreement.  All of the costs and expenses of any such review or audit (including the fees and expenses of any independent firm of accountants) that would otherwise be borne by Seller pursuant to the License Agreement shall instead be borne (as such costs and expenses are incurred) by Purchaser.

(ii)If, following the completion of such a review or audit (regardless of whether such examination was initiated as a result of a written request from the Required Royalty Party or initiated by Seller in the absence of any such request), the Licensee must be reimbursed for overpayment of Purchased Receivables, then Purchaser shall promptly (and in any event no later than [****] Business Days) following Seller’s request pay such reimbursement amount to Seller.  Notwithstanding anything to the contrary in the immediately preceding sentence, and for the avoidance of doubt, it is understood and agreed that Purchaser shall not be entitled to receive any such reimbursement amount if the Threshold Date or the Call Closing Date has occurred.

(iii)If, following the completion of such a review or audit (regardless of whether such examination was initiated as a result of a written request from the Required Royalty Party or initiated by Seller in the absence of any such request), the Licensee is required to make additional payments for underpayment of Purchased Receivables, then such payments received by Seller from Licensee, after deduction (and reimbursement to Seller and Purchaser) of all costs and expenses (including the fees and expenses of any independent firm of accountants) borne by Seller and Purchaser in connection with such examination pursuant to the last sentence of Section 6.4(b)(i), shall be allocated between, and paid to, Purchaser (such payment, after giving effect to such deduction and reimbursement, is referred to in the immediately succeeding sentence as the “net payment”).  Notwithstanding anything to the contrary in the immediately preceding sentence, and for the avoidance of doubt, it is understood and agreed that Purchaser shall not be entitled to receive any such net payment if the Threshold Date or the Call Closing Date has occurred.

Section 6.5Amendment of License Agreement; Amendment of GSK Agreement; Amendment of Penn Agreement.

(a)Amendment of License Agreement.  Seller shall provide Purchaser a copy of any proposed amendment, supplement, modification or waiver (each, a “Modification”) of any provision of the License Agreement as soon as practicable (and in any event not less than [****] Business Days) prior to the date Seller proposes to execute such Modification. Seller shall not, without the prior written consent of the Required Royalty Party (such consent not to be unreasonably withheld or delayed), execute or agree to execute any proposed Modification of the License Agreement if such Modification would reasonably be expected to adversely affect in any material respect the value of the Purchased Receivables (it being understood and agreed that any proposed Modification to the provisions of the License Agreement governing the amount or calculation of the Purchased Receivables (including the Royalty Deductions) or the procedures for payment of the Purchased Receivables shall be deemed, for purposes of this Section 6.5, to have such an effect).  Promptly (and in any event within [****] Business Days) following receipt by Seller of a fully executed Modification of the License Agreement, Seller shall furnish a copy of such Modification to Purchaser.

(b)Amendment of GSK Agreement.  Seller shall not, without the prior written consent of the Required Royalty Party (such consent not to be unreasonably withheld or delayed), execute or agree to execute any proposed Modification to the GSK Agreement, to the extent such Modification would reasonably be expected to adversely affect in any material respect the value of the Purchased Receivables (it being understood and agreed that any proposed Modification to the provisions of the GSK Agreement governing the amount or calculation of the payments related to Zolgensma pursuant to Section 3.3 or the procedures for payment of such payments shall be deemed, for purposes of this Section 6.5, to have such an effect, and notwithstanding anything to the contrary in this Section 6.5, it shall be deemed reasonable for Purchaser to withhold its consent to any such proposed Modification to the extent adverse to Purchaser (as determined by Purchaser in its sole discretion) unless Seller has concurrently offered to Purchaser to amend this Agreement to eliminate such adverse effect).

(c)Amendment of Penn Agreement.  Seller shall not, without the prior written consent of the Required Royalty Party (such consent not to be unreasonably withheld or delayed), execute or agree to execute any proposed Modification to the Penn Agreement, to the extent such Modification would reasonably be expected to adversely affect in any material respect the value of the Purchased Receivables (it being understood and agreed that any proposed Modification to the provisions of the Penn Agreement governing the amount or calculation of the payments related to Zolgensma or the procedures for payment of such payments shall be deemed, for purposes of this Section 6.5, to have such an effect, and notwithstanding anything to the contrary in this Section 6.5, it shall be deemed reasonable for Purchaser to withhold its consent to any such proposed Modification to the extent adverse to Purchaser (as determined by Purchaser in its sole discretion) unless Seller has concurrently offered to Purchaser to amend this Agreement to eliminate such adverse effect).

Section 6.6Enforcement of License Agreement.

(a)Notice of Licensee’s Breaches.  Promptly (and in any event within [****] Business Days) following a Responsible Employee of Seller becoming aware of a breach of the License Agreement by the Licensee that would reasonably be expected to adversely affect in any material respect the value of the Purchased Receivables, Seller shall provide notice of such breach to Purchaser.

(b)Enforcement of License Agreement.  Seller and Purchaser shall consult with each other regarding any breach referred to in Section 6.6(a) and as to the timing, manner and conduct of any enforcement of the Licensee’s obligations under the License Agreement relating thereto.

(i)Enforcement.  Seller may, and if requested in writing by the Required Royalty Party within [****] Business Days after receipt of notice of such breach pursuant to Section 6.6(a), shall, proceed in consultation with the Required Royalty Party, to use commercially reasonable efforts to enforce compliance by the Licensee with the relevant provisions of the License Agreement and to use commercially reasonable efforts to exercise such rights and remedies relating to such breach as shall be available to Seller, whether under the License Agreement or by operation of applicable Law.

(ii)Lead Counsel.  In connection with any enforcement of the Licensee’s obligations under the License Agreement in respect of any breach referred to in Section 6.6(a) (regardless of whether such enforcement is initiated by Seller as a result of a written request from the Required Royalty Party or initiated by Seller in the absence of any such request), the lead counsel selected by Seller shall be such counsel as the Required Royalty Party shall recommend for such purpose (as long as such counsel is reasonably acceptable to Seller).

(c)Allocation of Proceeds of Enforcement.  The Proceeds of any enforcement of the Licensee’s obligations under the License Agreement in respect of any breach referred to in Section 6.6(a) (regardless of whether such enforcement is initiated by Seller as a result of a written request from the Required Royalty Party or initiated by Seller in the absence of any such request), after deduction (and reimbursement to Seller and Purchaser) of all costs and expenses (including attorneys’ fees and expenses) incurred by Seller and Purchaser in connection with such enforcement pursuant to the first two sentences of Section 6.6(d) below, shall be paid to Seller and Purchaser in proportion to their respective interests in the Receivables (taking into account any variation in such interests over different time periods, if applicable) (such payment, after giving effect to such deduction and reimbursement, is referred to in the immediately succeeding sentence as the “net payment”).  Notwithstanding anything to the contrary herein, and for the avoidance of doubt, it is understood and agreed that Purchaser shall not be entitled to receive any such net payment if the Threshold Date or the Call Closing Date has occurred.

(d)Allocation of Costs of Enforcement.  All costs and expenses (including attorneys’ fees and expenses) incurred by Seller in connection with any enforcement of the Licensee’s obligations under the License Agreement in respect of any breach referred to in Section 6.6(a) shall be borne by Seller and Purchaser (as such costs and expenses are incurred) in proportion to their respective interests in the Receivables (taking into account any variation in such interests over different time periods, if applicable), including any retainers or advances required by the lead counsel selected pursuant to Section 6.6(b)(ii) for such enforcement (and that are incurred by Seller).  Nothing contained herein shall limit Purchaser from retaining, at its sole cost, separate outside counsel who shall be permitted, where reasonably practicable, to consult with the lead counsel selected pursuant to Section 6.6(b)(ii) for such enforcement.

Section 6.7Termination of License Agreement; Negotiation of Licenses.

(a)Promptly (and in any event within [****] Business Days) following a Responsible Employee of Seller becoming aware of the occurrence of any event that gives rise to a right on the part of Seller to terminate the License Agreement pursuant to Article 6 of the License Agreement, Seller shall provide notice of such occurrence to Purchaser and shall consult with Purchaser in determining whether or not to exercise Seller’s right to terminate the License Agreement pursuant to Article 6 of the License Agreement.  In any event, Seller shall not, without the prior written consent of the Required Royalty Party (such consent not to be unreasonably withheld or delayed), (i) exercise its right to terminate the License Agreement pursuant to Article 6 of the License Agreement or (ii) agree with the Licensee to terminate the License Agreement.

(b)Subject to Section 6.7(a), if the Licensee or Seller terminates or provides written notice of termination of the License Agreement in its entirety, or the License Agreement otherwise terminates in its entirety, then, to the extent permitted by the survival provisions of the License Agreement and any provisions of the GSK Agreement and Penn Agreement, Seller shall use commercially reasonable efforts, at Purchaser’s reasonable request and sole cost and expense (including Purchaser’s payment of Seller’s reasonable attorney’s fees, if any, in connection therewith), in consultation and cooperation with Purchaser, for a period of [****] days (or such shorter period as set forth in this Section 6.7) (the “Initial Search Period”), to locate, negotiate and secure a license of the Seller IP Assets with respect to the Licensed Product (any such license, a “New Arrangement”); provided, that the counterparty to such New Arrangement shall be reasonably acceptable to Seller, provided, further, that Purchaser shall have the right to consent in writing to any New Arrangement, which approval shall not be unreasonably withheld or delayed. Seller agrees to undertake in connection with any New Arrangement such obligations and liabilities, if any, as are comparable to the obligations and liabilities it currently has under the License Agreement; provided, that (i) in no event shall Seller have any obligation in connection with the New Arrangement to renegotiate the GSK Agreement or the Penn Agreement and (ii) such license shall include terms not materially more onerous to Seller than those contained in the License Agreement with respect to the obligations and costs imposed on Seller and not materially less favorable with respect to the rights and remedies of Seller. Seller shall not pay (or enter into any agreement to pay) any upfront costs, fees or expenses to a third party in connection with Seller’s efforts to locate, negotiate and secure a New Arrangement (“New Arrangement Expenses”) without the prior written consent of Purchaser. In no event shall Seller be required to incur any obligation of any kind with respect to, and any directions provided by Purchaser under this Section 6.7 shall not include any direction regarding, the prosecution, maintenance, enforcement or defense of the Seller IP Assets.  If Purchaser does not consent to such New Arrangement Expenses, Purchaser may, upon written notice to Seller, terminate the Initial Search Period. Following the expiration or termination of the Initial Search Period, Purchaser may, at its option and sole cost and expense, continue efforts to locate, negotiate and secure a New Arrangement; provided, that Seller shall have the right to consent in writing to any New Arrangement, which approval shall not be unreasonably withheld or delayed. Seller shall use commercially reasonable efforts, at Purchaser’s request and sole cost and expense (including Purchaser’s payment of Seller’s reasonable attorney’s fees, if any, in connection therewith) to provide cooperation and assistance to Purchaser in connection with Purchaser’s efforts pursuant to the foregoing sentence. In the event Seller enters into a New Arrangement, references in this Agreement to the Purchased Receivables and the License Agreement shall be deemed to be references to any new purchased receivables and the new license agreement constructed under the New Arrangement, and references to Licensee shall be deemed to be references to the other party to such New Arrangement. Such New Arrangement shall also provide, for no additional consideration from Purchaser (other than, for clarity, the costs and expenses described in this Section 6.7(b)), that (i) Purchaser shall have the same rights as those acquired under the License Agreement pursuant to this Agreement and (ii) all payments and other consideration (including any upfront fees) thereunder (to the extent that such payments or other consideration would have constituted Royalty Payments under the License Agreement) be made by the other party to such New Arrangement directly to Purchaser subject to the Threshold Amount; provided, that all such payments and other consideration (including any upfront fees) made by the other party to such New Arrangement shall be deemed to be Royalties hereunder for purposes of determining the Termination Date, Threshold Date and Total Net Amount. All out-of-pocket third party expenses of Seller (including reasonable attorney’s fees) incurred pursuant to this Section 6.7(b) shall be promptly reimbursed by Purchaser.

Section 6.8Approval of Assignments of License Agreement.

(a)Assignments by the Licensee.  Promptly (and in any event within [****] Business Days) following receipt by Seller of a written request from the Licensee for consent to assign the License Agreement (in whole or in part) pursuant to Section 10.2 of the License Agreement, Seller shall provide notice thereof to Purchaser.  Seller and Purchaser shall consult with each other regarding whether to grant such consent, and Seller shall not grant or withhold such consent without the prior written consent of the Required Royalty Party (such consent of the Required Royalty Party not to be unreasonably withheld or delayed).  Notwithstanding anything to the contrary contained in this Section 6.8, and for the avoidance of doubt, no consent of Purchaser shall be required in connection with any assignment by the Licensee to which Seller does not have a consent under the License Agreement, including an assignment by the Licensee to a wholly owned Affiliate or in connection with a Change of Control (subject to meeting the requirements in Section 10.2 of the License Agreement).

(b)Assignments by Seller.  Seller may not assign the License Agreement (in whole or in part) without the prior written consent of the Required Royalty Party (such consent not to be unreasonably withheld or delayed); provided, that no such consent shall be required in connection with (i) any assignment, sale or transfer (in whole or in part) of Seller’s right, title and interest in and to the Excluded Assets (including the Retained Receivables) or the delegation of any of Seller’s duties with respect to the Excluded Assets (including the Retained Receivables), (ii) any assignment, sale or transfer of Seller’s right, title and interest in and to all or substantially all of the assets of Seller related to, or necessary to perform Seller’s obligations in respect of, the License Agreement and (iii) any assignment to an Affiliate, in which case Seller shall remain responsible for the performance of this Agreement by such Affiliate.

(c)Copies of Assignments.  Promptly (and in any event no later than [****] Business Days) following Seller’s receipt of any fully executed assignment of the License Agreement by the Licensee or Seller, Seller shall furnish a copy of such assignment to Purchaser.

Section 6.9Confidentiality.

(a)Confidentiality.  Purchaser and Purchaser Representative shall keep confidential and not disclose to any Person (other than their Affiliates, actual or potential financing sources, investors or co-investors and permitted assigns, and their Representatives (each, a “Permitted Recipient”), and shall cause their Permitted Recipients to keep confidential and not disclose to any Person, any Confidential Information (as defined below).  Purchaser and Purchaser Representative shall, and shall cause their Permitted Recipients to, use the Confidential Information solely in connection with Purchaser and Purchaser Agent’s administration of the Transaction Documents (and not for any other purpose).  The foregoing obligations shall continue until the later of (x) [****] and (y) the date of expiration of the last to expire of the Relevant Obligations (as defined below).  “Relevant Obligations” means confidentiality obligations of Seller or any of its Affiliates under any agreement with a third party (including the License Agreement, the GSK Agreement and the Penn Agreement) to which any Confidential Information is subject.

(b)Confidential Information.  “Confidential Information” means, collectively, all information (whether written or oral, or in electronic or other form, and whether furnished before, on or after the date of this Agreement) concerning, or relating in any way, directly or indirectly, to Seller, the License Agreement or the Receivables, including, (i) any license, sublicense, assignment, product development, royalty, sale, supply or other agreements (including, without limitation, this Agreement, the License Agreement, the GSK Agreement, the Penn Agreement) involving or relating in any way, directly or indirectly, to the Receivables or the intellectual property, compounds or products giving rise to the Receivables, whether or not such licenses, sub-licenses or other agreements currently exist, are executed after the date hereof, or have been previously terminated, and including all terms and conditions hereof and thereof and the identities of the parties thereto, (ii) any Royalty Reports, Modifications, assignments, notices, requests, correspondence or other information furnished pursuant to this Agreement (including this Article VI) and any other reports, data, information, materials, notices, correspondence or documents of any kind relating in any way, directly or indirectly, to this Agreement, the License Agreement, the GSK Agreement, the Penn Agreement, the Receivables or the intellectual property, compounds or products giving rise to the Receivables, and including reports, data, information, materials, notices, correspondence or documents of any kind delivered pursuant to or under this Agreement or any of the other agreements referred to in the immediately preceding clause (i), and (iii) any inventions, devices, improvements, formulations, discoveries, compositions, ingredients, patents, patent applications, know-how, processes, trial results, research, developments or any other intellectual property, trade secrets or information involving or relating in any way, directly or indirectly, to the Receivables or the compounds or products giving rise to the Receivables.  Notwithstanding the foregoing, “Confidential Information” shall not include any information that

(A) was known by Purchaser at the time such information was disclosed to Purchaser or its Permitted Recipients in accordance herewith or in accordance with the Confidentiality Agreement (as defined below), as evidenced by its written records or other competent evidence; (B) was or becomes generally available to the public (other than as a result of a disclosure by Purchaser or its Permitted Recipients in violation of this Agreement or the Confidentiality Agreement); (C) becomes known to Purchaser or its Permitted Recipients on a non-confidential basis from a source other than Seller, its Affiliates and its and its Affiliates’ Representatives (and without any breach of this Agreement or the Confidentiality Agreement by Purchaser or its Permitted Recipients); provided, that such source (i) had the right to disclose such information to Purchaser or its Permitted Recipients, as the case may be (without breaching any legal, contractual or fiduciary obligation to Seller or any of its Affiliates) and (ii) did not obtain such information directly or indirectly from, or on behalf of, Seller or any of its Affiliates or Representatives; or (D) is or has been independently developed by Purchaser or its Permitted Recipients without use of or reference to the Confidential Information, as evidenced by its written records or other competent evidence.

(c)Permitted Disclosures.  In the event that Purchaser or any of its Permitted Recipients are requested by a governmental or regulatory authority or required by applicable Law, regulation or legal process (including the regulations of a stock exchange or governmental or regulatory authority or the order or ruling of a court, administrative agency or other government or regulatory body of competent jurisdiction) to disclose any Confidential Information, Purchaser shall promptly, to the extent permitted by Law, notify Seller in writing of such request or requirement so that Seller may seek an appropriate protective order or other appropriate remedy (and if Seller seeks such an order or other remedy, Purchaser will provide such cooperation, at Seller’s sole expense, as Seller shall reasonably request).  If no such protective order or other remedy is obtained and Purchaser or any of its Permitted Recipients are, in the view of their respective counsel (which may include their respective internal counsel), legally compelled to disclose Confidential Information, Purchaser or its Permitted Recipients, as the case may be, shall only disclose that portion of the Confidential Information that their respective counsel advises that Purchaser or its Permitted Recipients, as the case may be, are compelled to disclose and will exercise commercially reasonable efforts, at Seller’s sole expense, to obtain reliable assurance that confidential treatment will be accorded to that portion of the Confidential Information that is being disclosed.  In any event, Purchaser will not oppose action by Seller to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information.  Notwithstanding the foregoing, notice to Seller shall not be required where disclosure is made (i) in response to a request by a governmental or regulatory authority having competent jurisdiction over Purchaser or its Permitted Recipients, as the case may be, or (ii) in connection with a routine examination by a regulatory examiner, where in each case, such request or examination does not expressly reference Seller, its Affiliates, the Receivables or this Agreement.

(d)Financial Statements.  Notwithstanding anything herein to the contrary, nothing in this Section 6.9 shall be construed to restrict Purchaser from (i) including disclosure of the Purchase Price and the amount and nature of the Purchased Receivables in the footnotes to Purchaser’s audited annual financial statements, to the extent so required by Purchaser’s independent accountants, or including comparable disclosure in Purchaser’s unaudited quarterly financial statements, or (ii) providing copies of such audited annual and unaudited quarterly financial statements to Purchaser’s existing or prospective lenders or direct or indirect beneficial owners, as long as such lenders or beneficial owners have agreed to be bound by the provisions of this Section 6.9 or are otherwise subject to reasonable restrictions of confidentiality.

(e)Termination of Confidentiality Agreement.  Effective upon the date hereof, the Confidentiality Agreement, dated [****] (the “Confidentiality Agreement”), between Seller and Purchaser shall terminate and be of no further force or effect, and shall be superseded by the provisions of this Section 6.9.

(f)Specific Enforcement.  Each of Purchaser and Purchaser Representative acknowledges and agrees that remedies at law may not be adequate to protect Seller against any actual or threatened breach of this Section 6.9 by Purchaser, Purchaser Representative, their Affiliates or their Affiliates’ Representatives, and that Seller shall be entitled to seek specific performance and temporary and permanent injunctive relief or other equitable relief as a remedy for any such actual or threatened breach.  Such remedy shall not be deemed to be the exclusive remedy for breach of this Section 6.9 but shall be in addition to all other rights and remedies available at law or equity to Seller.

Section 6.10Public Announcements; Use of Names.

(a)Neither party hereto shall, and each party hereto shall instruct its Affiliates and its and its Affiliates’ Representatives not to, issue a press release or other public announcement or otherwise make any public disclosure with respect to this Agreement or the subject matter hereof without the prior written consent of the other party hereto (which consent shall not be unreasonably withheld or delayed), except as may be required by applicable Law (in which case the party hereto required by applicable Law to issue or make the press release, public announcement or other public disclosure shall allow the other party hereto reasonable time to comment on such press release, public announcement or other public disclosure in advance of the issuance or making thereof).  Notwithstanding the foregoing, (i) Seller and Purchaser hereby agree that a press release relating to the consummation of the transactions contemplated by this Agreement in a form to be reasonably agreed by Purchaser and Seller may be issued by Seller following the Closing (such press release, the “Specified Press Release”), (ii) any party hereto may, without the consent of the other party hereto, make public disclosures of any information with respect to this Agreement or the subject matter hereof which is the same as the information that has already been publicly disclosed by such party, or the other party hereto, in the Specified Press Release or otherwise in compliance with the foregoing provisions of this Section 6.10(a) and (iii) if a party hereto determines that it must make any disclosure referred to in the immediately preceding sentence pursuant to securities laws or regulations or the rules and regulations of any securities exchange or market, then such party may make such disclosure (and for the avoidance of doubt, without compliance with the foregoing provisions of this Section 6.10(a)), provided, that it will use commercially reasonable efforts to notify the other party in advance and allow them to comment on such disclosure, in each case, to the extent practicable under the circumstances.

(b)Except as contemplated by the last sentence of Section 6.10(a), neither Purchaser nor Purchaser Representative shall, without Seller’s prior written consent, identify Seller, its Affiliates or its or its Affiliates’ trustees, directors, officers, employees or agents in any advertising, press releases, sales literature or other promotional materials to be disseminated to any

Person other than to Purchaser, Purchaser Representative, their Affiliates and their Affiliates’ Representatives and investors (and potential investors).

(c)Notwithstanding anything herein to the contrary, Seller may, without the consent of Purchaser, disclose (and nothing herein shall be construed to restrict Seller from disclosing) the Purchase Price and the amount and nature of the Purchased Receivables in Seller’s annual and other periodic reports and financial statements.

Section 6.11Taxes.

(a)Unless otherwise required as a result of a change in applicable tax law or a determination, within the meaning of section 1313(a) of the Code, each Tax Purchaser and Seller agree (1) to treat the purchase of the Purchased Receivables pursuant to this Agreement as a sale by Seller to Purchaser and a purchase by Purchaser from Seller for U.S. federal and all applicable state and local income tax purposes and, accordingly, the respective Tax Purchaser as the owner of its respective portion of the Purchased Receivables; (2) any and all Purchased Receivables remitted by Seller to a Tax Purchaser pursuant to Section 6.2(a) or otherwise under this Agreement as received by Seller as agent for Tax Purchaser and collected by Seller on behalf of Tax Purchaser.

(b)Each Tax Purchaser and Purchaser Representative agrees (i) to notify Seller and the Escrow Agent promptly in writing if (A) such Tax Purchaser or Purchaser Representative becomes ineligible to use or deliver any Applicable Withholding Certificate or other tax form previously delivered pursuant to this Agreement, or (B) any Applicable Withholding Certificate or other tax form previously delivered pursuant to this Agreement ceases to be accurate or complete, and (ii) to the extent such Tax Purchaser or Purchaser Representative is legally eligible to do so, to provide to Seller and the Escrow Agent any additional tax forms or information relating to any Applicable Withholding Certificate (A) upon reasonable request by Seller or the Escrow Agent and (B) subject to clause (i)(A) of this Section 6.11(a), promptly upon any Applicable Withholding Certificate or other tax form previously delivered pursuant to this Agreement becoming obsolete.

(c)Each Tax Purchaser and Purchaser Representative agrees to notify Seller and the Escrow Agent promptly if the statements in Section 5.10 (if made as of any date after the Closing Date) cease, or because of any change of Law or any act or omission planned, suffered or performed by such Tax Purchaser or Purchaser Representative, would in the future cease, to be true.

(d)Licensee, Seller, the Escrow Agent or any other applicable withholding agent shall be entitled to deduct (or cause to be deducted) from any amount of Purchased Receivables or other amounts payable hereunder (but for this sentence) to such Tax Purchaser or Purchaser Representative any income or other tax that Licensee, Seller, the Escrow Agent or such other withholding agent determines is required to be withheld with respect to such amount; provided, for the avoidance of doubt, that no amounts payable to any Tax Purchaser under this Agreement shall be reduced by any deduction or withholding of taxes attributable to any item of income other than Purchased Receivables or other amounts payable to Purchaser under this Agreement (including past royalty payments to Seller).  If Licensee, Seller, the Escrow Agent or any other applicable withholding agent is required to withhold or deduct any such tax, the applicable withholding agent shall remit (or cause to be remitted) any amount withheld or deducted pursuant to this Section 6.11(d) to the relevant taxing authority in accordance with applicable tax Law.  Any amount withheld and deducted by Licensee, Seller, the Escrow Agent or any other withholding agent pursuant to the first sentence of this Section 6.11(d) shall be treated, for purposes of determining the Total Net Amount as of any date, as paid to the relevant Tax Purchaser only to the extent that such amount is deducted or withheld in respect of Connection Taxes.  Seller shall use commercially reasonable efforts to give or cause to be given to each Tax Purchaser such assistance and such information concerning the reasons for deduction or withholding of any taxes as may be reasonably necessary to enable such Tax Purchaser to claim exemption therefrom (or a rate reduction), or credit therefor, and, in each case, to furnish such Tax Purchaser with proper evidence of the taxes withheld and remitted to the relevant taxing authority.

Section 6.12Further Actions.  From and after the Closing, each of Purchaser, Purchaser Representative and Seller shall, at the expense of the requesting party, execute and deliver such additional documents, certificates and instruments, and perform such additional acts, as may be reasonably requested and necessary or appropriate to carry out all of the provisions of this Agreement and to give full effect to and consummate the transactions contemplated by this Agreement.

Section 6.13Prosecution and Maintenance of Listed Patents.

(a)As between Purchaser and Seller, Seller shall have the sole right, but not the obligation, to Prosecute patent applications and issue patents within the Listed Patents, in Seller’s sole discretion.

(b)Subject to Section 6.13(c), Seller shall use commercially reasonable efforts to continue to Prosecute, or to cause GSK and Penn to Prosecute, any patent applications, patent term extensions (including supplementary protection certificates), or issued patents, with respect to the Listed Patents.

(c)Purchaser acknowledges that Penn controls Prosecution of the Listed Patents, with Seller having certain rights to review.  Purchaser acknowledges and agrees that (a) the rights and obligations under this Section 6.13 are subject to the rights of the ReGenX Licensors set forth in the GSK Agreement and Penn Agreement with respect to the Listed Patents, and (b) Seller’s obligations under this Agreement only apply to the extent of Seller’s rights with respect to participation in Prosecuting the Listed Patents under the GSK Agreement and the Penn Agreement.

Section 6.14Enforcement of Listed Patents.

(a)Notice and Consultation.  In the event that Purchaser or a Responsible Employee of Seller becomes aware of any potential Competitive Infringement of any Listed Patents by a third party, then promptly (and in any event within [****] Business Days) following Purchaser or such Responsible Employee of Seller, respectively, becoming aware of such Competitive Infringement, Purchaser or Seller, respectively, shall inform the other party hereto of such Competitive Infringement.  Seller shall provide to Purchaser a copy of any written notice of any Competitive Infringement delivered or received by Seller (other than any such notice provided by Purchaser) as soon as practicable (and in any event within [****] Business Days) following such delivery or receipt by Seller.  Promptly following a Responsible Employee of Seller becoming aware of any Competitive Infringement (whether as a result of being notified by the Licensee pursuant to Section 7.2.1 of the License Agreement, notified by Purchaser pursuant to this Section 6.14(a), or otherwise), Seller and Purchaser shall consult with each other with a view to determining the appropriate course of action to take with respect to such Competitive Infringement (in each case, subject to the terms and conditions of the License Agreement).

(b)Enforcement.  Subject to Section 6.14(e), if Seller has the right pursuant to Section 7.2.2 of the License Agreement and applicable Law to institute suit or other legal proceedings to enforce any of the Listed Patents in respect of any Competitive Infringement, then promptly (and in any event within [****] Business Days) following a Responsible Employee of Seller becoming aware of such right of Seller, Seller shall provide notice of such right to Purchaser.  In the event that Seller declines to exercise such right, Seller shall promptly give notice of such declination to Purchaser, and the Required Royalty Party shall have [****] Business Days to require that Seller proceed, in consultation with the Required Royalty Party, to institute such a suit or other legal proceeding and to use commercially reasonable efforts to enforce the Listed Patents in respect of such Competitive Infringement, and to exercise such rights and remedies relating to such Competitive Infringement as shall be available to Seller under applicable Law, but, in each case, subject to the terms and conditions of the License Agreement and this Agreement.  In connection with any such enforcement of the Listed Patents, Seller may employ any counsel, so long as such counsel is acceptable to the Required Royalty Party (such acceptance not to be unreasonably withheld or delayed).

(c)Allocation of Proceeds of Enforcement.  Subject to Section 6.14(e), to the extent in respect of a Competitive Infringement, the Proceeds of any enforcement of any of the Listed Patents (i) by Seller pursuant to this Section 6.14 and Section 7.2 of the License Agreement or (ii) by Seller together with the Licensee pursuant to Section 7.2 of the License Agreement, in each case of the immediately foregoing clauses (i) and (ii), after deduction (and reimbursement to Seller and Purchaser) of all costs and expenses (including attorneys’ fees and expenses) incurred by Seller and Purchaser in connection with such enforcement pursuant to the first two sentences of Section 6.14(d) below, shall be allocated between, and paid to, Seller and Purchaser in proportion to their respective interests in the Receivables (taking into account any variation in such interests over different time periods, if applicable) (such payment, after giving effect to such deduction and reimbursement, is referred to in the immediately succeeding sentence as the “net payment”).  To the extent not on account of Purchased Receivables, the Proceeds of any enforcement of any of the Listed Patents after deduction (and reimbursement to Seller and Purchaser) of all costs and expenses (including attorneys’ fees and expenses) incurred by Seller and Purchaser in connection with such enforcement pursuant to the first two sentences of Section 6.14(d) below, shall be paid to Seller.  Notwithstanding anything to the contrary herein, and for the avoidance of doubt, it is understood and agreed that Purchaser shall not be entitled to receive any such net payment if the Threshold Date or the Call Closing Date has occurred.

(d)Allocation of Costs of Enforcement.  All costs and expenses (including attorneys’ fees and expenses) incurred by Seller in connection with any enforcement of any of the Listed Patents in respect of a Competitive Infringement shall be borne by Seller and Purchaser in proportion to their respective interests in the Receivables (taking into account any variation in such interests over different time periods, if applicable).  Purchaser shall fund any retainers or advances required by the counsel employed by Seller for such enforcement (such amounts to be credited or deducted from the actual amounts owed by Seller and Purchaser under the immediately preceding sentence).  Nothing contained herein shall limit Purchaser from retaining, at its sole cost, separate outside counsel who shall be permitted, where reasonably practicable, to consult with the lead counsel selected pursuant to Section 6.14(b) for such enforcement.

(e)ReGenX Licensors.  Purchaser acknowledges and agrees that (a) the rights and obligations under this Section 6.14 are subject to the rights of the ReGenX Licensors under the GSK Agreement and Penn Agreement (including any consent or approval rights or rights to control or participate in any enforcement actions); and (b) Seller’s obligations under this Agreement only apply to the extent that Seller has any rights with respect to enforcing the Listed Patents under the GSK Agreement and the Penn Agreement.  Furthermore, Licensee acknowledges the following:

(i)All monies recovered upon the final judgment or settlement of any action with respect to Competitive Infringement will also need to be allocated to the ReGenX Licensors (a) to reimburse the costs and expenses (including reasonable attorneys' fees and costs) of such licensors, (b) to take into account the royalties payable to such licensors; and (c) to take into account the relative extent of such licensors' financial participation in such action, if applicable.

(ii)The ReGenX Licensors retain the continuing right to intervene at their own expense and join Seller in any claim or suit for infringement of the Listed Patents.

(iii)In any infringement prosecuted by the ReGenX Licensors, all financial recoveries will be entirely retained by such licensors.

(iv)The written consent of the ReGenX Licensors will be required (a) for any decision that would have a materially adverse effect on the validity, scope of patent claims, or enforceability of the Listed Patents and (b) for any settlement or compromise of any infringement suit that would impose any obligations or restrictions on either of the ReGenX Licensors, or grants any rights to the Listed Patents other than rights that Seller has the right to grant under the License Agreement.

Section 6.15Defense of Third Party Infringement Claims.  In the event that Purchaser or a Responsible Employee of Seller becomes aware of any claim or suit by any third party for Competitive Infringement of a patent or other intellectual property of such third party as further described in Section 7.3 of the License Agreement (“Third Party Infringement Claim”), then promptly (and in any event within [****] Business Days) following Purchaser or such Responsible Employee of Seller, respectively, becoming aware of such Third Party Infringement Claim, Purchaser or Seller, respectively, shall inform the other party hereto of such Third Party Infringement Claim.  Seller shall provide to Purchaser a copy of any written notice of any Third Party Infringement Claim delivered or received by Seller (other than any such notice provided by Purchaser) as soon as practicable (and in any event within [****] Business Days) following such delivery or receipt by Seller.  Promptly following a Responsible Employee of Seller becoming aware of any Third Party Infringement Claim (whether as a result of being notified by the Licensee pursuant to Section 7.3 of the License Agreement, notified by Purchaser pursuant to this Section 6.15(a), or otherwise), Seller and Purchaser shall consult with each other with a view to determining the appropriate course of action to take with respect to such Third Party Infringement Claim (in each case, subject to the terms and conditions of the License Agreement).

Section 6.16Acknowledgment and Agreement by Purchaser; Limitation of Seller’s Duties and Obligations.

(a)Notwithstanding any provision of this Agreement (including other provisions of this Article VI) to the contrary, nothing contained in this Agreement shall obligate Seller to (i) take any action, or omit to take any action, that (A) would conflict with, violate or cause a violation of, contravene or cause a default under, the License Agreement, the GSK Agreement or any applicable Law or any Judgment binding upon, or any guidelines or policies of, Seller, (B) would otherwise, in the judgment of Seller (exercised reasonably), adversely affect in any material respect Seller, including by means of exposing Seller to material liability (whether in relation to the transactions contemplated by the License Agreement, the GSK Agreement or otherwise), or (C) would, or would involve any disclosure that would, result in the loss or waiver of any attorney-client privilege available to Seller; provided, that Seller shall use its commercially reasonable efforts to implement arrangements that would permit such action, omission or disclosure while preserving such privilege; or (ii) assign or otherwise transfer any Seller IP Assets to Purchaser or any other Person.

(b)Notwithstanding any provision of this Agreement (including other provisions of this Article VI) to the contrary, nothing contained in this Agreement shall be construed to prevent, limit or restrict Seller from exercising, pursuing and enforcing its rights in respect of any Excluded Asset in a commercially reasonable manner (including by means of assertion and enforcement of, and the taking of other actions with respect to, the Seller IP Assets); provided, however, that (i) all costs and expenses (including attorneys’ fees and expenses) incurred by Seller in connection therewith shall be borne solely by Seller, (ii) Seller shall not, in connection therewith, terminate the License Agreement without the prior written consent of the Required Royalty Party (such consent not to be unreasonably withheld or delayed) and (iii) in connection therewith Seller shall not, without the prior written consent of the Required Royalty Party (such consent not to be unreasonably withheld or delayed), execute or agree to execute any proposed Modification of the License Agreement or the GSK Agreement if such Modification would reasonably be expected to adversely affect in any material respect the value of the Purchased Receivables (it being understood and agreed that any proposed Modification to the provisions of the License Agreement governing the amount or calculation of the Purchased Receivables (including the Royalty Deductions) or the procedures for payment of the Purchased Receivables, or the GSK Agreement governing the amount or calculation of the payments related to Zolgensma pursuant to Section 3.3 or the procedures for payment of such payments, shall be deemed, for purposes of this Section 6.16(b), to have such an effect).

Section 6.17Seller’s Commercially Reasonable Efforts and Judgment.  It is understood and agreed that, in determining whether Seller’s efforts or judgments are “commercially reasonable” with respect to any covenant that specifically references such term in this Article VI,

Seller shall be deemed to be acting or making a judgment in a commercially reasonable manner if Seller would reasonably be expected to act in the same manner if Seller had the sole right, title and interest in and to the Receivables and the Proceeds.

Section 6.18Commercialization.  If Purchaser shall so request (by written notice to Seller), Seller and Purchaser shall consult with each other from time to time regarding the status of the Licensee’s, its Affiliates’ and its sub-licensees’ compliance with the development, commercialization, marketing and promoting obligations under Section 4.1 of the License Agreement.

Section 6.19Licensee Instruction Letter.  Prior to the termination of this Agreement pursuant to Section 8.14(a), Seller shall not, without Purchaser’s prior written consent, deliver any further directions to Licensee regarding the payment of the Receivables of the type referred to in paragraph no. 3 of the Licensee Instruction Letter.

Section 6.20Purchaser Consent Rights.  It is understood and agreed that, in determining whether Purchaser would be reasonable in withholding its consent to a proposed action pursuant to Article VI, Purchaser shall be deemed to be acting reasonably in withholding its consent if (a) Purchaser would reasonably be expected to suffer adverse economic consequences as a result of the action to which its consent is sought and (b) Purchaser shall not be provided with reasonable compensation in respect thereof.

Section 6.21Penn Agreement.  To the extent the GSK Agreement is terminated in accordance with Article 6 thereof, the obligations in Section 6.1, Section 6.3 and Section 6.16 applicable to the GSK Agreement shall thereafter apply mutatis mutandis to the Penn Agreement, effective as of the date of such termination.

Article VII

Indemnification

Section 7.1Obligation of Parties to Indemnify.

(a)Indemnification by Seller.  Subject to the limitations set forth in this Article VII, from and after the Closing, Seller shall indemnify Purchaser against any and all Losses incurred by Purchaser or its directors, officers, employees or agents (each, a “Purchaser Indemnified Party”), to the extent arising or resulting from any of the following:

(i)any breach of any representation or warranty made by Seller in this Agreement; it being understood that, for purposes of this Section 7.1(a)(i), and without limiting the applicability of Section 7.4(a), in determining the amount of any Loss arising therefrom, any qualifications in the representations or warranties of Seller in this Agreement with respect to material adverse effect, materiality, material or similar standards shall be disregarded and will not have any effect (but, for the avoidance of doubt, such qualifications shall not be disregarded for purposes of determining whether a breach of any representation or warranty has occurred, and therefore, whether any indemnification is owed by Seller under this Section 7.1(a)(i);

(ii)any breach of any covenant or agreement of Seller contained in any of the Transaction Documents;

(iii)(A) the matters described in Sections 2(c)(i), (c)(ii) and (d)(iii) of the Schedule of Exceptions and (B) solely to the extent Purchaser is joined or made a party to an action, suit or proceeding relating thereto, the matters described in Sections 2(c)(iii), (d)(i), (d)(ii) and (d)(iv) of the Schedule of Exceptions, in the case of this clause (B) to the extent Purchaser (solely in its capacity as such) incurs direct Losses (excluding Lost Profits and any diminution in value of the Purchased Receivables (including the timing, amount or duration thereof)) as a result of such action, suit or proceeding;

(iv)the Excluded Obligations and Liabilities.

(b)Indemnification by Purchaser and Purchaser Representative.  Subject to the limitations set forth in this Article VII, from and after the Closing, each of Purchaser and Purchaser Representative shall indemnify Seller against any and all Losses incurred by Seller or its trustees, directors, officers, employees or agents (each, a “Seller Indemnified Party”), to the extent arising or resulting from any of the following:

(i)any breach of any representation or warranty made by Purchaser and Purchaser Representative in this Agreement; it being understood that, for purposes of this Section 7.1(b)(i), and without limiting the applicability of Section 7.4(b), in determining the amount of any Loss arising therefrom, any qualifications in the representations or warranties of Purchaser or Purchaser Representative in this Agreement with respect to material adverse effect, materiality, material or similar standards shall be disregarded and will not have any effect (but, for the avoidance of doubt, such qualifications shall not be disregarded for purposes of determining whether a breach of any representation or warranty has occurred, and therefore, whether any indemnification is owed by Purchaser or Purchaser Representative under this Section 7.1(b)(i);

(ii)any breach of any covenant or agreement of Purchaser or Purchaser Representative contained in any of the Transaction Documents; and

(iii)the Assumed Obligations and Liabilities.

Section 7.2Procedures Relating to Indemnification for Third Party Claims.

(a)Notice of Third Party Claim.  In order for a party (an “Indemnified Party”) to be entitled to any indemnification under this Article VII in respect of Losses arising out of or involving a claim or demand made by any Person other than Purchaser or Seller against a Purchaser Indemnified Party or a Seller Indemnified Party, as applicable (a “Third Party Claim”), the Indemnified Party must notify the party from whom indemnification is sought under this Article VII (the “Indemnifying Party”) promptly in writing (including in such notice a brief description of the Third Party Claim, including damages sought or estimated, to the extent actually known or reasonably capable of estimation by the Indemnified Party); provided, however, that the failure to promptly provide such notice shall not affect the indemnification provided under this Article VII except to the extent that the Indemnifying Party has been actually prejudiced as a result of such failure.  Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, promptly after the Indemnified Party’s receipt thereof, copies of all documents (including court papers) received by the Indemnified Party relating to such Third Party Claim.

(b)Defense of Third Party Claims.  The Indemnifying Party shall be entitled to participate in the defense of any Third Party Claim and, if it so chooses, to assume the defense thereof, at its own expense, with counsel selected by the Indemnifying Party; provided, that such counsel is not reasonably objected to by the Indemnified Party.  If the Indemnifying Party elects to assume the defense of any Third Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party for legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof, except that, if the Indemnifying Party and the Indemnified Party have conflicting interests or different defenses available with respect to such Third Party Claim (such that, based on the advice of counsel, representation by the same counsel would be inappropriate), the Indemnified Party may hire its own separate counsel (provided, that such counsel is not reasonably objected to by the Indemnifying Party) with respect to such Third Party Claim and the related action or suit, and the reasonable fees and expenses of such counsel shall be considered Losses for purposes of this Agreement.  If the Indemnifying Party elects to assume the defense of any Third Party Claim, the Indemnifying Party shall permit the Indemnified Party to participate in, but not control, the defense of such Third Party Claim through counsel chosen by the Indemnified Party, provided, that such counsel is not reasonably objected to by the Indemnifying Party and, except in the circumstances described in the immediately preceding sentence, the fees and expenses of such counsel shall be borne by the Indemnified Party.  The Indemnifying Party shall be liable for the reasonable fees and expenses of counsel employed by the Indemnified Party in the defense of a Third Party Claim (which shall all be considered Losses for purposes of this Agreement) for any period during which the Indemnifying Party has not assumed the defense thereof (other than during the period prior to the time the Indemnified Party shall have notified the Indemnifying Party of such Third Party Claim).

(c)Cooperation.  The parties hereto shall cooperate in the defense or prosecution of any Third Party Claim, with such cooperation to include (i) the retention of and the provision to the Indemnifying Party of records and information that are reasonably relevant to such Third Party Claim and (ii) the making available of employees on a mutually convenient basis for providing additional information and explanation of any material provided hereunder.  If the Indemnifying Party shall have assumed the defense of a Third Party Claim, the Indemnified Party shall agree to any settlement, compromise or discharge of such Third Party Claim that the Indemnifying Party may recommend and that by its terms obligates the Indemnifying Party to pay the full amount of the liability (if any) in connection with such Third Party Claim and which does not involve any non-monetary penalties and which releases the Indemnified Party completely and unconditionally in connection with such Third Party Claim.  Regardless of whether the Indemnifying Party shall have assumed the defense of a Third Party Claim, the Indemnified Party shall not be entitled to be indemnified or held harmless pursuant to this Article VII if the Indemnified Party shall settle such Third Party Claim without the prior written consent of the Indemnifying Party (such consent not to be unreasonably withheld or delayed).

Section 7.3Procedures Relating to Indemnification for Other Claims.  In order for an Indemnified Party to be entitled to any indemnification under this Article VII in respect of Losses that do not arise out of or involve a Third Party Claim, the Indemnified Party must notify the Indemnifying Party promptly in writing (including in such notice a brief description of the claim for indemnification and the Loss, including damages sought or estimated, to the extent actually known or reasonably capable of estimation by the Indemnified Party); provided, however, that the failure to promptly provide such notice shall not affect the indemnification provided under this Article VII except to the extent that the Indemnifying Party has been actually prejudiced as a result of such failure.

Section 7.4Limitations on Indemnification.

(a)Seller.  Notwithstanding anything in this Agreement to the contrary, Seller shall not have any liability:

(i)under any clause of Section 7.1(a) with respect to any individual item (or any series of related items) if the Loss related thereto is less than [****];

(ii)under clause (i) of Section 7.1(a) unless the aggregate liability for all Losses suffered by the Purchaser Indemnified Parties thereunder exceeds [****], and then only to the extent of such excess; or

(iii)under clause (i) of Section 7.1(a), on any day on which such indemnity claim under clause (i) of Section 7.1(a) is paid by Seller, in excess of the Cap Amount for such day.  “Cap Amount” means, for any day on which an indemnity claim under clause (i) of Section 7.1(a) is paid by Seller, the excess of [****].

(b)Purchaser.  Notwithstanding anything in this Agreement to the contrary, Purchaser shall not have any liability:

(i)under any clause of Section 7.1(b) with respect to any individual item (or any series of related items) if the Loss related thereto is less than [****];

(ii)under clause (i) of Section 7.1(b) unless the aggregate liability for all Losses suffered by the Seller Indemnified Parties thereunder exceeds [****], and then only to the extent of such excess; or

(iii)under clause (i) of Section 7.1(b) in excess of [****].

Section 7.5Survival of Representations and Warranties.  The representations and warranties contained in this Agreement shall survive the Closing solely for purposes of Section 7.1 and shall terminate on the Applicable Survival Date.  No party hereto shall have any liability or obligation of any nature with respect to any representation or warranty after the termination thereof, unless the other party hereto shall have delivered a notice to such party pursuant to Section 7.2(a) or Section 7.3, claiming such a liability or obligation under Section 7.1, prior to the Applicable Survival Date.  “Applicable Survival Date” means (a) in the case of the representations and warranties contained in Sections 4.1, 4.2, 4.3, 4.9(a), 4.9(b), 4.9(c), 4.10(a), 4.10(b), 4.10(c), 4.13(a), 4.13(b), 4.13(c), 4.15, 5.1, 5.2 and 5.3, [****], (b) in the case of the representations and warranties contained in Sections 4.9(d), 4.9(e), 4.9(k), 4.9(n), 4.10(d), 4.10(e), 4.13(d) and 4.13(e), [****] and (c) in all other cases, [****].

Section 7.6No Implied Representations and Warranties.  Purchaser acknowledges and agrees that, (x) other than the representations and warranties of Seller specifically contained in Article IV, there are no representations or warranties of Seller or any other Person either expressed or implied (for the benefit of Purchaser) with respect to the Royalty Payments, the Receivables, the Seller IP Assets, the License Agreement, the GSK Agreement, the Penn Agreement, any sub-license granted under the License Agreement or the transactions contemplated by the Transaction Documents, the License Agreement, the GSK Agreement, the Penn Agreement, or any sub-license granted under the License Agreement and (y) that it does not rely on, and shall have no remedies in respect of, any representation or warranty not specifically set forth in Article IV.  Without limiting the foregoing, Purchaser acknowledges and agrees that Purchaser, together with its Affiliates and its and its Affiliates’ Representatives, have made their own investigation of the Royalty Payments, the Receivables, the Seller IP Assets, the License Agreement, the GSK Agreement, the Penn Agreement, any sub-license granted under the License Agreement and the transactions contemplated by the Transaction Documents, the License Agreement, the GSK Agreement, the Penn Agreement and any sub-license granted under the License Agreement and are not relying on, and shall have no remedies in respect of, (a) any implied warranties or (b) any representation or warranty whatsoever as to the future amount or potential amount of the Royalty Payments and the Receivables, as to the validity or value of the Seller IP Assets, or as to the creditworthiness of the Licensee (or any of its Affiliates), any sub-licensee party to a sub-license granted under the License Agreement (or any of its Affiliates), except as otherwise expressly set forth in this Agreement.

Section 7.7Exclusive Remedy.  Other than for breaches of any covenants or agreements set forth in Section 6.9 or Article VIII, the parties hereto acknowledge and agree that, from and after the Closing, this Article VII (including Section 7.4 and Section 7.5) shall provide such parties’ sole and exclusive remedy with respect to any matter or claim arising out of, relating to or in connection with any of the Transaction Documents or any of the transactions contemplated thereby, except that any such claim or matter based upon fraud, deliberate or willful breach of covenant or willful misconduct shall not be subject to or limited by this Article VII.

Section 7.8Limitations on Damages.  Notwithstanding anything to the contrary in this Agreement or any of the other Transaction Documents, in no event shall either party hereto be liable (including under Section 7.1) for any (i) special, indirect, incidental, exemplary, punitive, multiple or consequential damages or (ii) loss of use, business interruption, loss of any contract or other business opportunity or good will, in each case of clauses (i) and (ii), of the other party hereto (other than any such damages or losses occasioned by any breach of the covenants or agreements set forth in Section 6.9), whether or not caused by or resulting from the actions of such party or the breach of its covenants, agreements, representations or warranties under any of the Transaction Documents (except as aforesaid) and whether in contract, tort or breach of statutory duty or otherwise, even if such party has been advised of the possibility of such damages; provided, however, that the foregoing shall not limit in any way Seller’s liability in respect of Lost Profits.

Article VIII

Miscellaneous

Section 8.1Headings.  The captions to the Articles, Sections and subsections hereof are not a part of this Agreement but are for convenience only and shall not be deemed to limit or otherwise affect the construction of the provisions of this Agreement.

Section 8.2Notices.  All notices and other communications under this Agreement to a party hereto shall be in writing and shall be sent by email with PDF attachment, internationally recognized overnight delivery service or personal delivery to the following address of such party, or to such other address as shall be designated from time to time by such party in accordance with this Section 8.2:

If to:	Address:	With copies to (which shall not constitute service of process):
Seller	REGENXBIO Inc. 9600 Blackwell Road Suite 210 Rockville, MD 20850 Attention: Patrick Christmas Email: pchristmas@regenxbio.com	Covington & Burling LLP The New York Times Building 620 Eighth Avenue New York, NY 10018 Attention: Peter A. Schwartz Email: pschwartz@cov.com
Purchaser	c/o HCR Collateral Management LLC 300 Atlantic Street Suite 600 Stamford, CT 06901 Attention: Clarke B. Futch Anthony Rapsomanikis Email: clarke.futch@hcroyalty.com anthony.rapsomanikis@hcroyalty.com

c/o HCR Collateral Management LLC

300 Atlantic Street

Suite 600

Stamford, CT 06901

Attention: Chief Legal Officer

Email: royalty-legal@hcroyalty.com

Morgan, Lewis & Bockius LLP

1701 Market Street

Philadelphia, PA 19103

Attention: Andrew Mariniello

Email: andrew.mariniello@morganlewis.com

All notices and communications under this Agreement shall be effective upon receipt by the addressee.  Notwithstanding anything to the contrary in this Section 8.2, all notices and communications under Sections 7.2(a) and 7.3 and all service of legal process shall be sent by internationally recognized overnight delivery service or personal delivery.

Section 8.3No Personal Liability.  It is expressly understood and agreed by Seller, Purchaser and Purchaser Representative that:

(a)each of the representations, warranties, covenants and agreements in the Transaction Documents made on the part of Seller is made by Seller and is not intended to be nor is a personal representation, warranty, covenant or agreement of any other Person, including those Persons named in the definition of “Knowledge of Seller” and any other Representative of Seller or Seller’s Affiliates (the “Non-Warranting Parties”);

(b)other than Seller, no Person, including the Non-Warranting Parties, shall have any liability whatsoever for breach of any representation, warranty, covenant or agreement made in the Transaction Documents on the part of Seller or in respect of any claim or matter arising out of, relating to or in connection with the Transaction Documents or the transactions contemplated thereby; and

(c)the provisions of this Section 8.3 are intended to benefit each and every one of the Non-Warranting Parties and shall be enforceable by each and every one of them to the fullest extent permitted by Law.

Section 8.4Expenses.  Other than the fees, costs and expenses of the Escrow Agent, all fees, costs and expenses (including any legal, accounting, financial advisory and banking fees) incurred in connection with the preparation, negotiation, execution and delivery of the Transaction Documents and to consummate the transactions contemplated thereby shall be paid by the party hereto incurring such fees, costs and expenses.  The fees, costs and expenses of the Escrow Agent shall be borne in the manner specified in the Escrow Agreement.

Section 8.5Assignment

(a)By Purchaser.  Neither this Agreement nor any of Purchaser’s rights, interests or obligations hereunder (including Purchaser’s rights in respect of the Purchased Receivables) may be assigned, novated, delegated or transferred, in whole or in part, by Purchaser without the prior written consent of Seller (such consent not to be unreasonably withheld, conditioned or delayed), and any such purported assignment, novation, delegation or transfer without such consent shall be void ab initio and of no effect; provided, however, that Purchaser may assign this Agreement in accordance with the provisions of Schedule 8.5.

(b)By Seller.  Neither this Agreement nor any of Seller’s rights, interests or obligations hereunder may be assigned, novated, delegated or otherwise transferred, in whole or in part, by operation of Law, merger, change of control, or otherwise, by Seller without the prior written consent of Purchaser, and any such purported assignment, novation, delegation or transfer without such consent shall be void ab initio and of no effect; provided, however, that following the Closing, Seller may, upon prior written notice to Purchaser, but without the prior written consent of Purchaser, assign this Agreement and Seller’s rights, interests and obligations hereunder to any Affiliate of Seller or to any successor in interest (whether by merger, acquisition, asset purchase or otherwise) to all or substantially all of the business to which the License Agreement relates if such assignee (i) succeeds, or in connection with such transaction shall succeed, to all of Seller’s right, title and interest in and to the License Agreement; (ii) agrees in a writing to be bound by all the provisions of this Agreement as if such assignee were the “Seller” under this Agreement and (iii) [****].

(c)Successors and Assigns. Subject to the provisions of Section 8.5 and Schedule 8.5, this Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective permitted successors and assigns.  For the avoidance of doubt, the provisions of Section 6.11 will inure to the benefit of any assignee of Purchaser.

Section 8.6Amendment and Waiver.

(a)This Agreement may be amended, modified or supplemented only in a writing signed by both parties hereto.  Any provision of this Agreement may be waived only in a writing, which writing must be signed by the party hereto granting such waiver.

(b)No failure or delay on the part of either party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  No course of dealing between the parties hereto shall be effective to amend, modify, supplement or waive any provision of this Agreement.

Section 8.7Entire Agreement.  This Agreement, including the Exhibits and Schedules attached to this Agreement, sets forth the entire agreement and understanding between the parties hereto as to the subject matter hereof.  All express or implied agreements, promises, assurances, arrangements, representations, warranties and understandings as to the subject matter hereof, whether oral or written, heretofore made are superseded by this Agreement.

Section 8.8Independent Contractors.  The parties hereto recognize and agree that each is operating as an independent contractor and not as an agent, partner or fiduciary of the other.  Each party agrees not to refer to the other as a “partner” or the relationship as a “partnership” or “joint venture” or other kind of legal entity or legal form.

Section 8.9No Third Party Beneficiaries.  Except to the extent otherwise contemplated by Section 8.3, this Agreement is for the sole benefit of Seller and Purchaser and their respective permitted successors and assigns, and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties hereto and such successors and assigns, any legal or equitable rights hereunder.  For the avoidance of doubt, indemnification under Article VII in respect of Losses incurred by a Purchaser Indemnified Party or a Seller Indemnified Party may only be enforced by Purchaser or Seller, respectively, and not by any other Person.

Section 8.10Governing Law.  This Agreement shall be governed by and construed and interpreted in accordance with the Laws of State of New York without regard to the conflicts of Laws principles thereof to the extent that such principles would require or permit the application of the Laws of a jurisdiction other than the State of New York.

Section 8.11Jurisdiction; Venue; Service of Process; Waiver of Jury Trial.  Each party hereto irrevocably submits to the exclusive jurisdiction of (a) the courts of the State of New York located in New York County, New York and (b) the United States District Court for the Southern District of New York for the purposes of any suit, action or other proceeding arising out of, relating to or in connection with this Agreement or any transaction contemplated hereby.  Each party hereto agrees to commence any action, suit or other proceeding arising out of, relating to or in connection with this Agreement or any transaction contemplated hereby in the United States District Court for the Southern District of New York or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the courts of the State of New York located in New York County, New York. Each party hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or other proceeding arising out of, relating to or in connection with this Agreement or any transaction contemplated hereby in (i) the courts of the State of New York located in New York County, New York or (ii) the United States District Court for the Southern District of New York, and hereby further irrevocably and unconditionally waives, and shall not assert by way of motion, defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper, or that this Agreement and the transactions contemplated hereby and thereby may not be enforced in or by any of the above-named courts.  Each party hereto irrevocably and unconditionally waives any right to trial by jury with respect to any proceeding arising out of, relating to or in connection with this Agreement or any transaction contemplated hereby.

Section 8.12Severability.  If any term or provision of this Agreement is held to be invalid, illegal or unenforceable by a court, arbitrator or Governmental Entity of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement, which shall remain in full force and effect, and the parties hereto shall replace such term or provision with a new term or provision permitted by applicable Law and having an economic effect as close as possible to the invalid, illegal or unenforceable term or provision.  The holding of a term or provision to be invalid, illegal or unenforceable in a jurisdiction shall not have any effect on the application of such term or provision in any other jurisdiction.

Section 8.13Counterparts.  This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Copies of executed counterparts transmitted by email with PDF attachment shall be considered original executed counterparts.

Section 8.14Termination of Agreement.

(a)Subject to Section 8.14(b), this Agreement shall continue in full force and effect until the earliest of (i) the Call Closing Date, (ii) the Threshold Date and (iii) the date on which Purchaser has received the last payment of Purchased Receivables pursuant to the License Agreement (such earliest date, the “Termination Date”).  Immediately upon the Termination Date, this Agreement shall terminate, save for any rights, obligations or claims of either party hereto which have accrued prior to the Termination Date (along with any corresponding limitations of liability in respect thereof).

(b)The following provisions shall survive any termination of this Agreement pursuant to this Section 8.14: Article I (Definitions; Interpretation), Section 6.9 (Confidentiality),

Section 6.10 (Public Announcements; Use of Names), Section 6.16 (Acknowledgment and Agreement by Purchaser; Limitation of Seller’s Duties and Obligations), Article VII (Indemnification) (but only if a claim under Article VII is pending on the date of termination of this Agreement) and Article VIII (Miscellaneous); provided, however, that Article VII shall survive only until the final resolution of such claim and the satisfaction of all obligations hereunder related to such claim.  The termination of this Agreement for any reason shall not release either party from any obligation or liability which, at the time of such expiration or termination, has already accrued to the other party.

(c)Immediately upon the Termination Date, each Party shall execute and deliver to the other Party all documents as such Party shall reasonably request to evidence the termination of this Agreement.

Section 8.15Purchaser Representative.  Seller and Purchaser acknowledge that HCR Agent has been appointed by the entities set forth on Schedule 1.1 as the representative, agent, proxy and attorney in fact (coupled with an interest) of Purchaser for all respects under this Agreement (“Purchaser Representative”).  The Purchasers shall be bound by and responsible for any actions taken by Purchaser Representative hereunder in proportion to their respective interests hereunder. Unless notified in writing by HCR Agent or any successor Person acting as Purchaser Representative that HCR Agent or such Person has resigned as Purchaser Representative and a new Purchaser Representative has been appointed in accordance with this Section 8.15, Seller shall be entitled (a) to coordinate all communications under this Agreement with HCR Agent or such Person (in each case, in its capacity as Purchaser Representative), (b) to act upon the directions, instructions and notices of HCR Agent or such Person (in each case, in its capacity as Purchaser Representative) and (c) to make any payments required to be made hereunder to Purchaser to HCR Agent or such Person (in each case, in its capacity as Purchaser Representative), and the receipt of any such payment by HCR Agent shall relieve Seller of any further obligation to Purchaser with respect thereto.  Prior to any such resignation of HCR Agent or any successor Person as Purchaser Representative becoming effective, a majority in interest of the Purchasers shall select and appoint a new Purchaser Representative from among the Purchasers and their Affiliates or that is otherwise acceptable to Seller in its reasonable discretion by prior written notice to Seller, and in each case such Person shall thereafter be considered the Purchaser Representative for all purposes hereunder.

[Signature Pages Follow]

In witness whereof, the parties hereto have caused this Agreement to be executed by their respective representatives thereunto duly authorized as of the date first above written.

Seller:

REGENXBIO INC.

/s/ Kenneth T. Mills
Name: Kenneth T. Mills
Title: President and Chief Executive Officer

[Signature Page to Royalty Purchase Agreement]

Purchaser:

HEALTHCARE ROYALTY PARTNERS IV, L.P.
By:	HealthCare Royalty GP IV LLC, its general partner

By:	/s/ Clarke B. Futch
	Name:	Clarke B. Futch
	Title:	Managing Partner

HCRP OVERFLOW FUND, L.P.
By:	HCRP Overflow Fund GP, LLC, its general partner

By:	/s/ Clarke B. Futch
	Name:	Clarke B. Futch
	Title:	Managing Partner

HCR STAFFORD FUND, L.P.
By:	HCR Stafford Fund GP, LLC, its general partner

By:	/s/ Clarke B. Futch
	Name:	Clarke B. Futch
	Title:	Managing Partner

HCR POTOMAC FUND, L.P.
By:	HCR Potomac Fund GP, LLC, its general partner

By:	/s/ Clarke B. Futch
	Name:	Clarke B. Futch
	Title:	Managing Partner

HCR CANARY FUND, L.P.
By:	HCR Canary Fund GP, LLC, its general partner

By:	/s/ Clarke B. Futch
	Name:	Clarke B. Futch
	Title:	Managing Partner

Purchaser Representative:

HCR COLLATERAL MANAGEMENT, LLC

By:	/s/ Clarke B. Futch
	Name:	Clarke B. Futch
	Title:	Managing Partner

[Signature Page to Royalty Purchase Agreement]

Schedule 1.1

to Royalty Purchase Agreement

Purchaser Entities

HealthCare Royalty Partners IV, L.P.

HCRP Overflow Fund, L.P.

HCR Stafford Fund, L.P.

HCR Potomac Fund, L.P.

HCR Canary Fund, L.P.